      As filed with the Securities and Exchange Commission on July 10, 2006

                                                   Registration No. ____________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FAMILY HOME HEALTH SERVICES INC.
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)



             NEVADA                         9995                 02-0718322
------------------------------- ---------------------------- -------------------
(State or Other Jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
 Incorporation or Organization)    Classification number)    Identification No.)


                            801 West Ann Arbor Trail
                                    Suite 200
                               Plymouth, Michigan
                                      48170
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE) (ZIP CODE)
                                 (734) 414-9990
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                      ______________________________________
                          (Name, Address and Telephone
                          Number of Agent for Service)

                                    Copy to:
                             Robert A. Hudson, Esq.
                                   Butzel Long
                         150 Jefferson Avenue, Suite 100
                          Detroit, Michigan 48225-4450
                                 (313) 225-7000

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                     Calculation of Registration Fee
-------------------------------------------------------------------
  Title of                   Proposed    Proposed
 each class                   Maximum     maximum
of securities     Amount     offering    aggregate      Amount of
    to be         to be        Price     offering      registration
 registered     registered   per unit      price        fee (1)(2)
-------------   ----------   --------   -----------    ------------
Common Stock(3)  23,856,117    $ 1.01    $24,094,678       $2,579

(1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(c), based on the average high and low bid prices of our common stock as reported in the Pink Sheets on July 7, 2006.

(2) The shares of common stock being registered hereunder on behalf of the selling stockholders relate to (i) 6,050,000 shares of common stock that have been previously issued; (ii) 4,812,000 shares of common stock issuable upon conversion of shares of preferred stock and (iii) 12,994,117 shares issuable upon exercise of common stock purchase warrants.

(3) Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may become issuable pursuant to the anti-dilution provisions of the preferred stock and warrants registered herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  PART I -- INFORMATION REQUIRED IN PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission ("Commission") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale of such securities is prohibited.

                   Subject to Completion, Dated July 10, 2006

                                   PROSPECTUS

                                  [FHHS LOGO]

                        FAMILY HOME HEALTH SERVICES INC.

                        23,856,117 Shares of Common Stock

We are registering for sale an aggregate of 23,856,117 shares of common stock of Family Home Health Services Inc. (the "Company," "us" or "we") that may be issued to certain of our stockholders and holders of our warrants named in this prospectus and their respective transferees and assigns, pledgees, donees and other successors in interest. The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The shares being offered include shares of common stock issued in private placements including shares reserved for issuance upon conversion of preferred stock and upon exercise of warrants that we have issued to certain of the selling stockholders.

We are obligated to register the offered shares, except the shares being registered for Kevin R. Ruark and James H. Pilkington, pursuant to registration rights granted by us to selling stockholders. All of the offered shares are to be offered by and for the account of the selling stockholders. We are not offering or selling any shares of the common stock or any other securities pursuant to this prospectus. We will not receive any proceeds from the sale of the shares, but we may receive proceeds from the selling stockholders if they exercise their warrants. Our common stock is quoted in the Pink Sheets under the symbol "FYHH." On July 7, 2006, the closing sales price of our common stock, as reported in the Pink Sheets, was $1.01 per share.

We will bear the expenses of registration incurred in connection with this offering except that Messrs. Ruark and Mr. Pilkington have agreed to reimburse us for the incremental additional cost incurred by us in registering their shares. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not be paying any underwriting discounts or commissions in connection with this offering. The selling stockholders and any broker-dealers who may participate in the sale of the shares may use this prospectus. See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is _______________ ___, 2006

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................      1
THE COMPANY..............................................................      1
THE OFFERING.............................................................      1
SUMMARY CONSOLIDATED FINANCIAL DATA......................................      3
RISK FACTORS.............................................................      4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................     11
USE OF PROCEEDS..........................................................     12
DILUTION.................................................................     12
SELLING STOCKHOLDERS.....................................................     12
DETERMINATION OF OFFERING PRICE..........................................     12
PLAN OF DISTRIBUTION.....................................................     15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................     17
BUSINESS.................................................................     19
DESCRIPTION OF PROPERTY..................................................     24
LEGAL PROCEEDINGS........................................................     24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.............     24
EXECUTIVE COMPENSATION...................................................     26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  AND RELATED STOCKHOLDER MATTERS........................................     27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................     28
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.................     30
DESCRIPTION OF SECURITIES................................................     30
DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION  FOR
SECURITIES ACT LIABILITIES...............................................     32
LEGAL MATTERS............................................................     32
EXPERTS..................................................................     32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE...............................................     32
INTEREST OF NAMED EXPERTS AND COUNSEL....................................     33
WHERE YOU CAN FIND ADDITIONAL INFORMATION................................     33
FINANCIAL STATEMENTS.....................................................     34

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus. Prospective investors should carefully consider the information set forth under "Risk Factors."

                                   THE COMPANY

Family Home Health Services Inc., including its subsidiaries, is a leading provider of home health care services in Florida, Michigan and Illinois. In this prospectus, the terms "the Company," "we," "us" and "our" refer to Family Home Health Services Inc. and all subsidiaries included in its consolidated financial statements.

The Company was incorporated in Nevada in 2000 under the name Myocash, Inc. as a special purpose acquisition entity that had no operations or business activity. On January 17, 2005, the Company closed on a reverse merger with Family Home Health Services, LLC, a Delaware limited liability company ("FHHS Florida") owned by our largest stockholders, Kevin R. Ruark and James H. Pilkington, that had been engaged in providing home health care services since September 2003. Following the reverse merger, the Company changed its corporate name to its current name.

The Company is primarily an inactive holding company and our main operations are conducted through our subsidiaries, some of which are wholly-owned and some of which are majority-owned. The largest subsidiary, FHHS Florida, is licensed by the State of Florida Agency for Health Care Administration to service patients with home health services in 25 counties throughout south Florida. FHHS Florida is also certified by the U.S. Department of Health and Human Services Centers for Medicare & Medicaid Services ("CMS") to provide Medicare home health care services to Medicare recipients throughout its service area and has obtained home health accreditation through the Community Health Accreditation Program, a national accrediting organization.

Our principal executive offices are located at 801 West Ann Arbor Trail, Suite 200, Plymouth, Michigan 48170 and our telephone number is (734) 414-9990. Our website address is www.fhhs.us. The information contained on, or accessible through our website is not part of this prospectus.

                                  THE OFFERING

Shares of Common Stock Offered      23,856,117

Offering Price                      At prevailing market prices as quoted in
                                    the Pink Sheets or other trading market
                                    for which we may qualify, at prices
                                    related to the prevailing market prices
                                    or at privately negotiated prices

Common Stock Outstanding Prior
  to the Offering (1)               26,667,254

Common Stock Outstanding after
  the Offering(2)                   50,523,371

(1) Based on the number of shares outstanding as of July 6, 2006.

(2) Assumes the issuance of all 17,806,117 shares of our common stock which are issuable upon conversion of shares of Series A Preferred Stock and exercise of outstanding common stock purchase warrants registered hereunder.

Pink Sheets Market Symbol           FYHH

Use of Proceeds                     We will not receive any proceeds from the
                                    sale of common stock by the selling
                                    stockholders. We may receive proceeds if
                                    warrants are exercised by selling
                                    stockholders. Those proceeds, if any, will
                                    be used for working capital purposes or any
                                    other purpose approved by the Board of
                                    Directors.

Terms of the Offering               The selling stockholders will determine when
                                    and how they sell the common stock offered
                                    in this prospectus. We will cover the
                                    expenses associated with the offering which
                                    we estimate to be approximately $51,000. For
                                    additional information, please refer to
                                    "Determination of Offering Price" and "Plan
                                    of Distribution."

Offering Period                     The offering will continue until all shares
                                    offered have been sold or until there is no
                                    longer a requirement to register the shares.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected financial data has been derived from our consolidated financial statements. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Distribution" and our consolidated Financial Statements and related notes. The following information is presented as of and for the three months ended March 31, 2006 and 2005 (unaudited), and for the years ended December 31, 2005 and 2004.

                                                  (Unaudited)
                                                   March 31,                      December 31,
                                          ----------------------------   ----------------------------
                                             2006             2005           2005            2004
                                          ------------    ------------   ------------    ------------
Total current assets                      $  3,665,452    $  3,036,070   $  2,722,270    $  2,368,777
Total assets                                 6,040,945       3,433,989      5,052,861       2,571,299
Current liabilities                          4,232,996       1,811,124      3,372,561       1,470,412
Other liabilities                              484,868         156,144        287,301         167,478
Stockholder's equity                         1,323,081       1,466,721      1,392,999         933,409
Working capital (deficit)                     (567,544)      1,224,946       (650,291)        898,365

Net revenues                                 4,768,691       3,969,287     15,494,491      11,881,797
Gross profit                                 2,846,671       2,653,747      9,636,043       7,476,651
Net income (loss)                              (69,918)        533,312       (270,410)        800,551

Basic earnings per share:
    Weighted average shares outstanding     26,617,254      26,250,000     26,305,000      26,305,000
    Net income (loss) per share           $      (0.00)   $       0.02   $      (0.01)   $       0.03

                                  RISK FACTORS

An investment in our common stock may involve a significant degree of risk. You should carefully consider the following risk factors and all other information contained in or incorporated by reference into this prospectus before purchasing our common stock. If any of the events described below occurs, our business and financial results could be adversely affected in a material way. This could cause the market price of our common stock to decline, perhaps significantly, and you could lose all or part of your investment.

BUSINESS RISKS

WE FACE RISKS FROM A CONCENTRATION OF OUR REVENUES.

For the years ended December 31, 2005 and 2004, we received over 95 percent of our revenue from Medicare reimbursed services. Therefore, any modification or reduction in Medicare reimbursement could have an adverse impact on our profitability.

UNCONTROLLED GROWTH COULD CAUSE STRAINS ON OUR ABILITY TO MANAGE IT PROPERLY.

Our business strategy calls for a significant increase in revenue as we evolve from an entrepreneurial stage company into a growth stage company. That evolution will place significant demands on our organization, including but not limited to:

      - developing a qualified second tier management team below the key principals;

      -     hiring, training and retaining adequate personnel;

      - creating and maintaining appropriate internal controls and financial reporting systems; and

      -     refining our information technology infrastructure.

Our inability to manage our planned growth effectively could have a material adverse effect on our financial results.

WE FACE RISKS FROM RECENT AND PLANNED FUTURE ACQUISITIONS.

We are focusing significant time and resources on the acquisition of synergistic organizations within the health care sector. Should any of the following problems, or others, occur as a result of our acquisition strategy, there could be a material negative impact on us:

      - the inability to identify, negotiate and complete suitable acquisition opportunities on reasonable terms;

      - difficulties integrating personnel from acquired entities and other corporate cultures into our business;

      -     difficulties integrating information systems;

      - the potential loss of key employees or referral sources of acquired companies;

      - the acquisition of an agency with undisclosed compliance problems or unrecorded financial liabilities; and

      -     the diversion of management attention from existing operations.

WE HAVE LIMITED CAPITAL RESOURCES WITH WHICH TO FUND OUR FUTURE GROWTH.

Our operations to date have been financed by internal profitability with our acquisition being funded, in part, by bank loans. It is unlikely, however, that those two sources of funds will be sufficient to support our current growth strategies. We cannot readily predict the timing, size or success of our acquisition efforts and the associated capital commitments. If we do not have sufficient cash resources, our growth could be limited unless we obtain additional equity or debt financing. At some future point we may elect to issue additional equity securities in conjunction with raising capital or completing an acquisition. Such equity issuances may be dilutive to existing stockholders.

WE FACE RISKS FROM INFORMATION SYSTEMS FAILURES.

Effective and secure information systems are integral to our business. Those systems assist us to, among other things, measure outcomes and quality of care, manage regulatory compliance, and maintain operational efficiencies. Our branch offices also depend upon our information systems for accounting, billing, collections, risk management, payroll and benefits, and other information. Those systems are exposed to all of the following risks:

      - reliance on external providers for required maintenance, updates and enhancements to meet our operational needs;

      - breaches in the security systems over our internal networks or in the transmission of our patient data through public domains such as the Internet; and

      - damage to or interruption in our information systems due to events such as fire, flood, power loss or other telecommunications failures.

Our ability effectively to manage our operations could be adversely affected if we experience a reduction in the performance, reliability, or availability of our information systems.

WE ARE EXPOSED TO LIABILITIES THAT COULD EXCEED OUR BUSINESS INSURANCE COVERAGE.

We maintain professional liability and workers compensation insurance with coverage limits of $1 million per occurrence and $3 million in the aggregate. Our insurance coverage also includes fire, property damage, and general liability with varying limits. Although we maintain insurance consistent within industry practice, we cannot be certain that the coverage we maintain will satisfy claims made against us or that coverage will continue to be available to us at commercially reasonable rates, in adequate amounts or on satisfactory terms.

WE MAY NOT MAKE ACCURATE RESERVES FOR MEDICARE REIMBURSEMENTS.

The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, including the appropriateness of the clinical assessment of each patient at the time of certification and the level of adjustments to the fixed reimbursement rate for patients who receive a limited number of visits, have significant changes in condition, or are subject to certain other factors during the treatment episode. Management has recorded reserves as a result of these variables, but it is possible that some patient revenue estimates will fluctuate by a material amount in the near term.

WE ARE DEPENDENT UPON OUR KEY EXECUTIVES.

We depend significantly on the two founding members of our organization, our Chief Executive Officer, Mr. Ruark, and our Chief Development Officer, Mr. Pilkington. We also depend upon the continued employment of the individuals that manage several of our key functional areas, including operations, business development, accounting, finance, human resources, marketing and information systems. The departure of any member of our senior management team may materially adversely affect our operations.

OUR OPERATIONS ARE EXPOSED TO NATURAL DISASTERS.

A substantial number of our agencies are located in Florida. Those agencies are exposed to the risk of hurricanes and other natural disasters. The occurrence of natural disasters in the markets in which we operate could not only affect our day-to-day operations, but also could disrupt our relationships with patients, employees and referral sources located in the affected areas. Although we have successfully managed several of these events over the past several years, future natural disasters could have a material adverse impact on our business, financial condition, results of operations or cash flows.

INDUSTRY RISKS

WE ARE SUBJECT TO EXTENSIVE REGULATION UNDER MEDICARE.

We operate in a sector that is subject to extensive government regulation. Any changes to the laws and regulations governing our business, or the interpretation or enforcement of those laws or regulations, could cause us to modify our business model dramatically and could negatively impact our operating results. Examples of those potential changes include, but are not limited to:

      -     changing the basis or criteria for reimbursement;

      -     increasing our administrative and other costs;

      -     increasing or decreasing mandated services; or

      -     limiting relationships with referral sources.

MEDICARE PARTICIPATION CONDITIONS ARE DIFFICULT AND MAY BE CHANGED IN A WAY THAT CREATES FURTHER BARRIERS TO US.

There are extensive barriers to participation in the Medicare program. Our current net service revenue and profitability could significantly decrease if any of our home care agencies are terminated from the Medicare program. Our internal growth could also be slowed if those barriers are increased. Government agencies are currently reviewing the Medicare conditions of participation for home health, with publication of any revisions expected during 2006. At this time we cannot determine what effect the revisions will have on our operations, and the revisions as finally adopted may negatively affect our profitability.

WE ARE SUBJECT TO INVESTIGATION AND POTENTIAL SANCTIONS FOR MEDICARE COMPLIANCE.

All of our branches are subject to various routine and non-routine governmental reviews, audits and surveys. Violation of the laws governing our operations, or changes in the interpretation or enforcement of those laws, could result in the imposition of fines, civil or criminal penalties, termination of our rights to participate in federal and state-sponsored programs, and the suspension or revocation of our licenses. If we become subject to material fines, or if other sanctions or other corrective actions are imposed, our profitability may suffer.

WE ARE HEAVILY DEPENDENT ON REVENUE FROM REFERRAL SOURCES.

Our success depends significantly on referrals from physicians, hospitals and other patient referral sources in the communities that our home care agencies serve. Our inability to maintain existing relationships, or our failure to develop new relationships, could materially adversely affect our ability to expand our operations and maintain our profitability.

OUR RELATIONSHIPS WITH REFERRAL SOURCES ARE SUBJECT TO LEGAL REGULATION.

We are subject to federal and state laws that govern our financial relationships with physicians and other health care providers, including potential or current referral sources. These rules, generally referred to as "anti-kickback laws," prohibit certain direct and indirect payments that could be construed as being compensation for referrals. Although we believe our physician and referral source relationships are compliant, we are exposed to challenges to those arrangements. Violations of anti-kickback and similar laws could lead to fines or sanctions that may have a material adverse affect on our operations.

WE ARE EXPOSED TO PROFESSIONAL LIABILITY RISKS.

Due to the nature of our business, we and the caregivers who provide services on our behalf may be the subject of medical malpractice claims. These caregivers could be considered our agents, and, as a result, we could be held liable for their medical negligence. As discussed in the section on "Business Insurance Coverage Risks" above, there are financial implications for claims that exceed our coverage limits. In addition to that financial impact, we cannot predict the effect that any claims could have on our reputation or on our ability to attract and retain patients and employees.

WE FACE RISKS ASSOCIATED WITH MANDATED PAYMENT RATES.

We generally receive fixed payments from Medicare for our services based on the ultimate level of care that we provide to our patients. Our profitability depends on our ability to manage the cost of providing services within the level of government-mandated payment rates. Reductions in rates or rate increases that do not cover cost increases may adversely affect our business.

WE FACE RISKS IN CONNECTION WITH THE BILLING AND COLLECTION FOR OUR SERVICES.

There are often timing delays when attempting to collect funds from Medicare programs. These delays can be attributed to system limitations, document submission or collection problems or even industry trends that are beyond our control. Management cannot assure that delays in our billing and collection processes will not adversely impact our working capital.

WE ARE EXPOSED TO SIGNIFICANT COMPETITION.

The Medicare home health sector is highly competitive. Our agencies compete with local, regional and national home health companies in several areas, including the quality and breadth of our services and the ability to generate sufficient referrals. Some of our competitors may have greater financial, technical, and marketing resources which could enhance their ability to compete with us for market share. Those competitive pressures could have a material adverse impact on our business, financial condition or results of operations.

WE COMPETE WITH OTHER COMPANIES FOR THE HIRING OF COMPETENT PERSONNEL.

Our ability to maintain and expand our business is dependent on our ability to attract, train and retain qualified personnel. We compete with all other businesses in the health care sector for caregivers who possess the skills, experience and licenses necessary to meet the requirements of our patients. Our success in recruiting depends on several factors, including our ability to provide these caregivers with attractive assignments and competitive benefits and salaries. Shortages of qualified health care personnel in any market in which we operate may result in higher labor costs and lower profitability.

OWNERSHIP RISKS

OUR PUBLICLY FILED INFORMATION IS NOT PRESENTLY CURRENT.

Under rules and regulations promulgated by the Commission, we were required to file certain financial statements required by Rule 3-05 of Regulation S-X within 71 days after the filing of our Current Report on Form 8-K (File No. 000-32887) with the Commission on July 8, 2005 to report our acquisition of FHHS, LLC, a Michigan limited liability company ("FHHS Michigan") in July 2005 and our Form 8-K (File No. 000-32887) filed with the Commission on April 11, 2006 to report our April 5, 2006 acquisition of Coastal Health Care Solutions, LLC, Professional Therapy & Rehabilitation Services, LLC, and Professional Therapy & Rehab Services, Inc., respectively. We have not filed these financial statements as of the date of this prospectus. So long as these financial statements have not been filed, we will not have met our obligation to file all reports under the Securities Exchange Act of 1934, as amended ("Exchange Act"), in a timely manner. Such failure could preclude us from making certain types of offerings of our securities and could result in a suspension of trading of our shares, the unavailability of secondary trading exemptions for the resale of our shares or other regulatory action. As a result, stockholders may be unable to sell their shares and could suffer material adverse financial consequences.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE RAPIDLY.

The market price of our common stock may fall rapidly and significantly due to sales of our common stock from other sources such as:

      - The sale of shares of our common stock underlying the exercise of outstanding options and warrants.

      - The sale of shares of our common stock which are available for resale under Rule 144 or are otherwise freely tradable and which are not subject to lock-up restrictions.

Any sale of a substantial amount of our common stock in the public market, or the perception that these sales might occur, whether as a result of the conversion of preferred stock, the exercise of outstanding warrants or options or otherwise, could lower the market price of our common stock. Furthermore, substantial sales of our common stock by such parties in a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

WE HAVE MATERIAL WEAKNESSES IN OUR DISCLOSURE CONTROLS AND PROCEDURES.

Our financial software and internal processes during 2005 were inadequate to allow us to perform timely and accurate revenue calculations and to ensure that information required to be disclosed in our reports under the Exchange Act is calculated, summarized and reported within the time periods specified in the Commission's rules and forms. Those weaknesses caused us to fall behind in our record keeping and to fail to file reports on a timely basis through the date of this prospectus. Continued weaknesses in our disclosure controls and other weaknesses could mean that information that should be disclosed is not disclosed on a timely basis and/or that such information is not consistent with the requirements of applicable regulations.

WE ARE SUBJECT TO EXPENSES AND DIFFICULTIES IN COMPLYING WITH THE SARBANES-OXLEY ACT.

In the future, we will be required by the Sarbanes-Oxley Act of 2002 to report in our annual report on Form 10-KSB on the effectiveness of our internal controls over financial reporting. Our independent auditor will also be required to attest to management's assessment of our internal controls over financial reporting. Significant resources will be required to ensure that we are in full compliance with this regulation. At a minimum, those compliance measures will have a direct impact on our profitability. If, however, management or our independent auditor is unable to conclude that we are in compliance, we may be unable to report timely and reliable financial information to the Commission, our Board of Directors and our stockholders.

THE CONTROL OF OUR COMPANY IS CONCENTRATED IN THE HANDS OF OUR TWO PRINCIPAL STOCKHOLDERS.

Mr. Ruark, our Chairman, Chief Executive Officer and President and a director, and Mr. Pilkington, our Chief Development Officer and a director, collectively have beneficial ownership of approximately 95 percent of our outstanding common stock as of July 6, 2007. Assuming the sale of all of their shares offered in this offering, they will collectively have beneficial ownership of approximately 38 percent of our outstanding common stock. As a result, they have and will be able to exercise significant control over the outcome of stockholder voting matters including the election of directors, amendments to our articles of incorporation and approval of significant corporate transactions. Other stockholders are likely to be unable to affect or change the outcome of such matters or the management of the Company or the Company's direction without the support of Messrs. Ruark and Pilkington. Such concentrated ownership could make institutional and individual investors unwilling to purchase our common stock. If the demand for our common stock is reduced because of the control exercised by Messrs. Ruark and Pilkington, the price of our common stock could be materially depressed.

WE HAVE HAD A SIGNIFICANT NUMBER OF RELATED PARTY TRANSACTIONS.

We have engaged in a significant number of related party transactions with our major stockholders, Messrs. Ruark and Pilkington, including transactions with companies in which they have ownership related to the acquisition of assets and contracting of services from these companies, and the issuance of securities for assets acquired from and services provided by these companies; and the employment of and payments to relatives of Mr. Ruark. Related party transactions are not arms-length and may not necessarily be on market terms or on the same basis as would be the case with unrelated parties.

OUR SHARE PRICE IS SUBJECT TO VOLATILITY.

There is a very limited market for our common stock. Our common stock trades on the Over-the-Counter market, commonly known as the "Pink Sheets." However, there has been an extremely limited number of trades to date and we consider our common stock to be "thinly traded." The market price of our common stock may be influenced by many factors, including:

      - the perception of increased risk for registrants in the Pink Sheet verses more established and regulated markets like the NASDAQ or AMEX;

      -     our operating and financial performance;

      -     variances in our financial results compared to expectations;

      - broader market and industry specific factors that are inconsistent with the Company's individual financial performance or future prospects;

      -     limitations in the liquidity of the market for our common stock; and

      -     our limited stockholder base.

WE DO NOT PAY DIVIDENDS.

We do not pay dividends and we intend to retain all future earnings to finance the continued growth and development of our business. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings, and other factors deemed relevant by our Board of Directors.

OUR SHARES ARE SUBJECT TO CLASSIFICATION UNDER THE COMMISSION'S PENNY STOCK
RULES.

Under Commission rules and regulations, penny stocks are subject to special requirements and restrictions. If and as long as the price of our common stock remains below $5.00 per share or we have net tangible assets of $2 million or less, our common stock is likely to be subject to certain "penny stock" rules promulgated by the Commission. Those rules impose special sales practice requirements on brokers who sell penny stocks to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with a net worth in excess of $1 million). For transactions covered by the penny stock rules, brokers must make a special suitability determination for purchasers and receive the purchaser's written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other stipulations, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations make it more difficult for brokers to sell our common stock and serve to limit the liquidity of our securities.

WE HAVE A SMALL PUBLIC FLOAT WHICH RESULTS IN A THIN TRADING MARKET FOR OUR SHARES.

The public float of our common stock is small in comparison to our total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of our shares, and we expect limited trading volume for the foreseeable future. Limited trading volume results in a high degree of volatility in our stock price. This limited liquidity and volatile stock price will likely continue for the foreseeable future.

STATE SECURITIES LAWS MAY LIMIT SECONDARY TRADING, WHICH MAY RESTRICT THE STATES IN WHICH YOU CAN SELL THE SHARES OFFERED BY THIS PROSPECTUS.

Purchasers of our common stock sold in this offering, may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. We cannot assure that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholders' ability to resell shares of our common stock at all or at current market prices, which could increase a stockholders' risk of losing some or all of their investment.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the "Risk Factors" contained on pages 4 through 10 of this prospectus.

Because the factors discussed in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our Company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. We may receive proceeds if warrants are exercised by selling stockholders. These proceeds, if any, will be used for working capital purposes or any other purpose approved by our Board of Directors.

                                    DILUTION

In the event that shares of our outstanding Series A Preferred Stock are converted or our outstanding warrants are exercised, there will be dilution to our existing stockholders.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares from time to time in negotiated transactions, broker transactions or a combination of such methods at market prices prevailing at the time of the sale or at negotiated prices.

                              SELLING STOCKHOLDERS

The term "selling stockholders" includes the stockholders identified below and their respective permitted transferees and assignees, pledgees, donees, and other successors-in-interest. We have listed in the table below:

      -     The name of each selling stockholder;

      - The relationship of each selling stockholder to our Company, as applicable;

      - The number of shares of common stock beneficially owned by the selling stockholder as of the date of this prospectus; and

      -     The number of shares being offered by each of them.

The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders are under no obligation to sell all or any portion of their shares.

Westminster Securities Corporation ("Westminster")and Park Financial Group, Inc. are each registered broker dealers and members of the National Association of Securities Dealers, Inc.

The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

COMERICA WARRANTS

On April 5, 2006 we entered into an Amended and Restated Loan Agreement with Comerica Bank. As part of the fee for the loan, the Company delivered to Comerica Bank warrants for the purchase of 250,000 shares of common stock at a price of $1.20 per share, exercisable for five years. The warrants delivered to Comerica Bank contain anti-dilution provisions and registration rights requiring us to include the shares issuable upon exercise of the warrants in any registration statement filed by us on Form SB-2. Based on our issuances of shares and warrants in our transaction with Barron Partners, LP, which is described below, we adjusted to 294,117 the number of shares issuable to Comerica Bank upon exercise of the warrants issued to it at a price of $1.02 per share. In addition, under certain covenants in the loan agreement, we also delivered to Comerica Bank a warrant for the purchase of 50,000 shares of common stock at a price of $1.20 per share, exercisable for five years, which warrant also contains registration rights. Therefore, all of these 344,117 warrant shares have been included in this registration statement.

The warrants were issued to Comerica in a private placement transaction pursuant to Section 4(2) under the Securities Act.

BARRON PARTNERS, LP FUNDING TRANSACTION

On May 24, 2006, we entered into and closed a funding agreement with Barron Partners, LP ("Barron"). Pursuant to a Preferred Stock Purchase Agreement that was dated effective May 18, 2006, which set forth the terms of the funding, we agreed to issue 4,375,000 shares of restricted convertible Series A Preferred Stock to Barron at $0.40 per share for gross proceeds of $1,750,000. The Series A Preferred Stock is convertible into an equivalent number of shares of our common stock on a share-for-share basis, and is subject to adjustment upon certain happenings or the consummation of certain corporate transactions affecting our capitalization.

We also issued to Barron 4,000,000 A Warrants exercisable at $0.60 per share, 1,750,000 B Warrants exercisable at $0.75 per share, and 5,750,000 C Warrants exercisable at $2.80 per share. The warrants are exercisable immediately and expire on May 24, 2011. At any time that the average closing sale price of our common stock is equal to or in excess of $1.02 for the A Warrants, $1.30 for the B Warrants and $4.76 for the C Warrants, for a period of at least seventeen (17) out of twenty (20) consecutive trading days, or in the case of the C Warrants the Company acquires another company in the home health care industry at a multiple not to exceed 5.5 times the acquired company's trailing EBITDA, and in each case there is an effective registration statement covering the shares underlying the warrants, we have the right, upon twenty (20) days written notice to the warrant holders, to call the warrant for cancellation, or allow the holder to exercise the warrant at the exercise price in whole or in part.

We also entered into a registration rights agreement with Barron whereby, among other things, we agreed to file with the Commission a registration statement, of which this prospectus is a part, to register the resale of the shares of common stock that we may issue upon conversion of the Series A Preferred Stock and upon exercise of the warrants held by Barron and by its designees. We agreed to keep the registration statement effective until the date when all of the shares registered hereunder are sold or the date on which the shares registered hereunder can be sold without registration and without restriction as to the number of shares that may be sold.

The preferred stock and the warrants were issued to Barron in a private placement transaction pursuant to Section 4(2) and Rule 506 of Regulation D under the Securities Act. Barron represented that it is an "accredited investor" as that rule is defined under Rule 501(a) of Regulation D.

SHARES ACQUIRED BY MESSRS. RUARK AND PILKINGTON

On January 17, 2005, we entered into and closed on an Ownership Exchange Agreement by and among the Company, FHHS Florida and Messrs. Ruark and Pilkington pursuant to which the Company simultaneously acquired FHHS Florida. In connection with that acquisition, on January 17, 2005, we issued 10,000,000 shares of our common stock to each of Messrs. Ruark and Pilkington in exchange for all of the outstanding membership interests in FHHS Florida. Messrs. Ruark and Pilkington were each 50% holders of the membership interests of FHHS Florida. Mr. Marvin Winick, the President and a director of the Company, resigned from those positions and Messrs. Ruark and Pilkington were elected to the Board of Directors and became executive officers. In connection with that transaction, Mr. Winick transferred an aggregate of 4,050,000 shares of common stock to Messrs. Ruark and Pilkington for no additional consideration.

The Company issued those shares to Messrs. Ruark and Pilkington in reliance upon the exemption from registration for non-public offerings under Section 4(2) of the Securities Act, based on the facts that the transaction was privately negotiated, there was no general solicitation and Messrs. Ruark and Pilkington are accredited and sophisticated investors. The transfers by Mr. Winick to Messrs. Ruark and Pilkington were made without the payment of any consideration to Mr. Winick and were further made in reliance upon the exemptions for resales under Sections 4(1) and 4(2) of the Securities Act, based on the facts that the transactions were privately negotiated, there was no general solicitation and Messrs. Ruark and Pilkington are accredited and sophisticated investors.

                                                               PERCENTAGE OF               PERCENTAGE
                                                   SHARES          SHARES                   OF SHARES
                                                BENEFICIALLY    BENEFICIALLY               BENEFICIALLY
NAME AND ADDRESS OF              RELATIONSHIP    OWNED PRIOR    OWNED PRIOR     SHARES     OWNED AFTER
BENEFICIAL OWNER                  TO COMPANY     TO OFFERING    TO OFFERING   OFFERED (1)  OFFERING (1)
----------------------------     ------------   ------------   -------------  -----------  ------------
Barron Partners, LP              N/A                     0             0%      15,875,000            0%
730 Fifth Avenue, 9th Floor
New York, NY 10019 (2)

Westminster Securities           N/A                20,000(3)          *%         400,880            0%
Corporation
100 Wall Street, 7th Floor
New York, NY 10005  (4)

Todd M. DeMatteo                 N/A                15,000             *%         459,360            0%
2 Mountain Spring Road
Farmington, CT  06032 (3)(5)

Robert J. Onesti                 N/A                15,000             *%         459,360            0%
170-06 Crocheron Avenue
Flushing, NY 11358 (3)(5)

Park Financial Group, Inc.       N/A                     0             0          317,400            0%
174 W. Comstock Avenue
Suite 200
Winter Park, FL 32789 (3)(6)

Comerica Bank                    N/A                     0             0%         344,117            0%
500 Woodward Avenue, 32nd
Floor, MC 3379
Detroit, MI 48226

Kevin R. Ruark                   Executive      13,326,677          50.0%       3,000,000           20%
801 West Ann Arbor Trail         officer and
Suite 200                        director
Plymouth, MI 48170

James H. Pilkington              Executive      12,207,927         45.78%       3,000,000         18.2%
801 West Ann Arbor Trail         officer and
Suite 200                        director
Plymouth, MI 48170                                                             ----------
                                                                               23,856,117
                                                                               ==========

*     Less than 1%

(1) Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering. Because the selling stockholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering.

(2) All investment decisions of Barron Partners, LP are made by its general partner, Barron Capital Advisors, LLC, a Delaware limited liability company. Andrew Barron Warden is the managing member of the general partner. The securities owned by Barron contain a provision that it may not at any time beneficially own more than 4.9% of our outstanding common stock. The Company's articles of incorporation have been amended to provide that this restriction may be waived only with the consent of Barron and holders of a majority of the shares of the Company's outstanding common stock who are not affiliated with Barron.

(3) Contractual restrictions in the warrants underlying these shares prohibit the holder from exercising any warrants if such exercise would cause either entity to exceed 4.99% beneficial ownership of the Company.

(4) Westminster Securities Corporation acted as placement agent for our private placement with Barron. For services rendered in connection with this private offering, we agreed to issue to Westminster and its designees shares of Series A Preferred Stock and warrants, each to purchase 10% of the total shares sold at the same exercise prices and same other terms and conditions as the equivalent securities issued to Barron.

(5)   An employee of Westminster.

(6) Park Financial Group, Inc. introduced Westminster to the Company and received these securities in connection therewith.

STATE BLUE SKY LAWS

In order to sell securities such as those to be resold by selling stockholders under this registration statement, it is necessary to register the shares or have available exemptions from registration under both federal law and state law. Since we are not registering the shares offered with any state securities regulatory agencies, it will be necessary to qualify for exemptions in any state in which sales are to be made. Available exemptions in different states include those for shares that are registered under Section 12 or Section 15 of the Exchange Act, for non-issuer transactions and for sales to institutional investors. At least thirty-five states have what is commonly referred to as the "manual exemption" for secondary trading of securities. In these states, so long as we obtain and maintain a listing in a recognized securities manual, such as the Standard and Poor's Corporation Records Manual or the Mergent's (formerly Moody's) Manual, secondary trading may occur without any filing, review or approval by those state regulatory authorities. We intend to apply for inclusion in a recognized securities manual promptly upon effectiveness of this offering. However, we are not able to assure that we will obtain such a listing. If we do not obtain such a listing, it will be necessary for persons selling our common stock in specific states to identify other exemptions that may apply to such sales in those states or else no such sales be made.

                              PLAN OF DISTRIBUTION

The shares offered by the selling stockholders may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. The distribution of the securities by the selling stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at privately negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with the sales of securities. The shares offered by the selling stockholders may be sold by one or more of, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) ordinary brokerage transactions and transactions in which the broker may solicit purchases, and (c) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders and intermediaries through whom the securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the shares offered, and any profits realized or commissions received may be deemed underwriting compensation.

At the time a particular offer of the common stock is made by or on behalf of a selling stockholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

Whenever we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Exchange Act. The supplemented prospectus will disclose (a) the name of each broker-dealer, agent or underwriter, (b) the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (c) that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and
(d) other facts material to the transaction. In addition, we will file a supplemental prospectus if any successors to the named selling stockholders wish to sell under this prospectus.

We have informed the selling stockholders that the anti-manipulative rules under the Exchange Act, including Regulation M thereunder, may apply to their sales in the market and have furnished each of the selling stockholders with a copy of those rules. Under those rules, the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and, among other things:

      - They may not engage in any stabilization activities in connection with our common stock;

      - They must furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

      - They may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

We will pay all expenses of the registration of the shares of our common stock in the registration statement of which this prospectus form a part. We estimate these expenses to be approximately $51,000. However, the selling stockholders will pay all discounts and commissions, if any, relating to the sale of their securities and Messrs. Ruark and Pilkington have agreed to reimburse us for the incremental additional cost incurred by us in registering their shares. We have agreed to indemnify the selling stockholders except Messrs. Ruark and Pilkington against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

We cannot assure that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

Sales of shares by the selling stockholders or even the potential of such sales would likely have an adverse affect on the market price of the shares offered hereby.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Background

Prior to January 17, 2005, Family Home Health Services Inc. (formerly known as Myocash, Inc.) was a special purpose acquisition entity that had no operations or business activity. On January 17, 2005 the Company closed on a reverse merger with FHHS Florida, owned by our largest stockholders, Messrs. Ruark and Pilkington, that has been engaged in providing home health care services since September 2003. Following the reverse merger, the Company changed its corporate name to its current name. Currently the Company is primarily an inactive holding company with its main operations conducted through its subsidiaries, some of which, including FHHS Florida, are wholly-owned, and some of which are majority-owned. The 2004 operating results of the Company set forth in this prospectus reflect the 2004 operating results of FHHS Florida for that period.

Results of Operations

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004.

REVENUE: For the year ended December 31, 2005, net patient service revenue increased $3.5 million to $14.9 million, a 31 percent increase over the same period in 2004. The increase was mainly attributable to three factors. First, we experienced increased referrals in nine markets that were started in early 2004 due to penetration of our development efforts in those markets. Second, our operations expanded into five new markets during 2005; two branches each in April and September with another in June which contributed approximately $1 million in new revenue. Finally, the July 1, 2005 acquisition of FHHS Michigan contributed over $900,000 to this increase. Those combined efforts led to a sizeable increase in the number of patient episodes that were serviced during the last three quarters of 2005.

GROSS PROFIT: Gross profit margin decreased to 62.2 percent in 2005 from 62.9 percent in 2004. This 0.7 percent decrease was caused by weaker management of fixed reimbursement rates and limited utilization of salaried staff in our immature markets.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: In 2005, selling, general and administrative expenses increased approximately $4.2 million to $10 million over the same period in 2004. This 71 percent increase was directly attributable to increases in salary and benefits paid to business development and clinical management staff hired to procure and process the growing patient census at each of our branches. Additional corporate resources were also utilized to support our growing operations, to provide due diligence for corporate acquisitions and our legal and accounting services.

OPERATING INCOME (LOSS): As a result of the foregoing, operating income decreased nearly $2 million, or 120 percent to a loss of $340,000 in 2005 from income of $1.66 million in 2004. Although we experienced improved profitability in some of our mature markets, the new regions that were started during 2005 were a significant drain on our operations. Specifically, those five markets yielded combined losses of approximately $850,000 for the year.

OTHER INCOME (EXPENSE): Total interest expense remained consistent during the comparative periods although the sources of the Company's debt structure changed. 2004 debt was reduced through the repayment of related party advances at the beginning of the second quarter of 2005. Overall debt levels were not increased again until the beginning of the third quarter of 2005 with seller debt assumed on our acquisition of FHHS Michigan. In addition, we secured a working capital facility with Comerica Bank in the fourth quarter of 2005. In January 2004, we acquired software and other assets that were later determined to be unsuitable for their intended purpose and to possess little, if any, future benefit. Accordingly, the full acquisition cost of $347,000 was written off during the quarter ended March 31, 2004 as other expense.

INCOME TAXES: Income taxes in 2005 were a $120,000 benefit that consisted of the anticipated utilization of our net tax operating loss at an effective tax rate of 34 percent. Prior to January 2005, the Company was treated as a partnership for federal income tax purposes. Thus, the year ended December 31, 2004 included no provision for income taxes. See the Summary of Significant Accounting Policies in Note 1 of the accompanying consolidated financial statements for the pro forma effect on income taxes assuming we had been subject to income taxes in 2004.

NET INCOME (LOSS): Net operating results decreased $1.07 million to a loss of $270,000 during 2005 from operating income of $800,000 million during 2004.

Inflation

The rate of inflation had no material affect on operations in either 2005 or 2004.

Seasonality

The Company's business normally experiences some seasonality in its operations. In general, operating income tends to be lower in the second and third quarters due to the seasonality of the senior population residing in the Company's South Florida markets. For further information, refer to the financial statements and footnotes included in the Company's recent 10-KSB filing dated May 22, 2006 which contain audited financial statements for the years ended December 31, 2005 and 2004.

Liquidity and Capital Resources

Cash and cash equivalents decreased by $150,000 to approximately $55,000 at December 31, 2005 from $210,000 at December 31, 2004. In addition, there was a working capital deficiency of $650,000 at December 31, 2005, a decrease of approximately $1.55 million over December 31, 2004. This decrease was due in large part to new debt facilities from acquisitions and operations and the increase in accrued compensation and expenses.

We generated net cash from operating activities of $530,000 during 2005, down from $1 million for the same period in 2004. The 2005 operating cash resulted from $700,000 in net collections on accounts receivable and increases of over $300,000 in accrued expenses which were used to offset a net loss of $270,000. As a whole, changes in all other elements of current assets and liabilities created $200,000 in operating cash outflows during 2005. The 2004 operating cash resulted principally from $1.23 million in net income earned during the period. As a whole, changes in other elements of current assets and liabilities reduced operating cash flows by approximately $230,000 during 2004.

Cash outflows from investing activities totaled $615,000 and $545,000, respectively, in 2005 and 2004. The 2005 amount was net of approximately $215,000 for the net cash paid for our acquisition of FHHS Michigan over the last six months. Other investing activity in both periods consisted of equipment purchases and advances to affiliates.

Cash used in financing activities totaled $75,000 in 2005 and consisted of repayments on related party advances and payments on long-term debt and capital leases. Those repayments were essentially funded through proceeds from our line of credit which was obtained in the fourth quarter of 2005. The cash flow statement for 2005 does not reflect a non-cash transaction of approximately $240,000 in which we financed the purchase of phone equipment and furniture under three capital leases. Net cash used in financing activities totaled $460,000 in 2004, consisting of proceeds from related party advances less cash distributions and repayments of advances from affiliates.

Our working capital needs consist primarily of support for operations such as salaries and routine vendor payments. The nature of our business requires bi-weekly payments to health care personnel at the time patient services are rendered. We typically receive remittances for these services within a range of 90 days with respect to Medicare programs. Our operations are not capital intensive with the exception of expenditures for computer software and hardware. We intend to fund our short-term liquidity needs through a combination of current cash balances, cash flows from operations and availability under our current credit facility or capital leases. Our long-term liquidity needs are highly dependent on our acquisition strategy. We cannot readily predict the timing, size or success of our acquisition efforts and the associated capital commitments. If we do not have sufficient cash resources, our growth could be limited unless we obtain additional equity or debt financing. To address these needs, we may elect to issue additional equity securities in conjunction with raising capital or completing an acquisition.

Off-Balance Sheet Arrangements

We had not entered into any material off-balance sheet arrangements as of December 31, 2005 and 2004.

Recent Accounting Pronouncements

In April 2005, the Commission adopted a new rule that amends the compliance dates for implementation of the Financial Accounting Standard Board's ("FASB") Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"). The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company adopted SFAS No. 123R on January 1, 2006. There is no impact from the new standard on the Company's results of operations as there were no new share-based compensation arrangements awarded in the current period.

Critical Accounting Policies

We have identified the following accounting policies that require significant judgment. We believe our judgments relating to revenue recognition and the collectibility of accounts receivable are appropriate.

Revenue recognition under the Prospective Payment System ("PPS") for Medicare reimbursement is based on a reimbursement rate which varies based on the severity of the patient's condition, service needs and certain other factors. We recognize revenue ratably over the patient episodic period. Initial Medicare billings under PPS are initially recognized as deferred revenue and are subsequently amortized into revenue over the episodic period. Revenue is subject to adjustment during this period if there are significant changes in the patient's condition or if minimum visit criteria are not performed during the episode. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

Revenue adjustments result from differences between estimated and actual reimbursement amounts, an inability to obtain and submit appropriate billing documentation or authorizations acceptable to the payor, and other reasons unrelated to credit risk. Revenues are reported net of such adjustments which are deducted from gross accounts receivable. These revenue adjustments are based on significant assumptions and judgments that are determined by management based on historical trends, review of individual patient episodes, reference to subsequent collection activity and other pertinent factors. Third party settlements resulting in recoveries are recognized as net revenues in the period in which the funds are received.

                                    BUSINESS

INDUSTRY BACKGROUND

Home health care services include four broad categories: (1) home health skilled services including nursing, physical therapy, occupational therapy, speech therapy, and medical social work, (2) infusion therapy, (3) respiratory therapy, and (4) home medical equipment. The home health care business has been experiencing significant growth. The National Health Statistics Group at CMS recently stated that, driven by increases in public spending, home health spending was expected to grow 13.2 percent in 2005, reaching nearly $49 billion. Public spending now accounts for 75 percent of all home health spending and it is projected to exceed 80 percent in 2015, when spending on home health is projected to reach nearly $104 billion. Although home health care currently represents a relatively small percentage of the total national health care bill, it is the fastest-growing health care sector. However, the increases in home health care spending have also been accompanied by cost reduction efforts that could reduce Medicare reimbursements in years to come. The recent budget plan proposed by President Bush would reduce Medicare home health care provider reimbursements in order to achieve savings of $3.5 billion over the next five years.

SERVICES

We are engaged primarily in the home health skilled services sector of the home health care business. We offer all disciplines reimbursable under Medicare, thereby providing comprehensive care and "one-stop" shopping convenience for our customer base. This is a fundamental strategy designed to maximize referrals from third parties such as physicians who will benefit from the convenience of having a single source for services rather than coordinating multiple service providers.

We provide our home health care services to individual patients in Florida, Michigan, and Illinois. We offer home health skilled services, including nursing, physical therapy, occupational therapy, speech therapy, medical social work, and home health aides. Our skilled nursing services include skilled observation and assessment of newly diagnosed conditions or the exacerbation of an existing conditions; medication teaching for a new or changed drug; wound care/specialized procedures; disease/disorder management; foley catheter insertion and care; diabetic care and nutrition; and administration of injections. Our physical therapy services comprise safety evaluation, personalized home exercise program, gait and balance training, anodyne therapy, teach safe/use of adaptive/assistive device, therapeutic and muscle re-education, transfer training, pain management, ultrasound and electrotherapy, and fall precaution program. Our occupational therapy services includes comprehensive evaluation, personalized home exercise programs, daily living activity training, perceptual motor training, fine motor coordination and training, specialized osteoporosis exercises, body image training, impaired vision training, and alternative bathing skills. Our speech therapy services consist of speech and swallowing evaluations, voice disorders, speech articulation disorders, dysphagia treatment, language disorder treatment, aural rehabilitation, and speech volume training. Our medical social work includes assessment of social and emotional factors, counseling for long range planning and decision making, community resource planning, and short term therapy. Our home health aides provide tub/shower bath assistance, assistance with ambulation, catheter care, personal care, partial/complete bath and personal care.

Our service offerings accounted for nearly 99 percent of our revenue in 2005 which was collected primarily from Medicare. We provide our services on a 24 hour per day, 365 day per year basis.

CORPORATE BACKGROUND

The Company was incorporated in Nevada in 2000 under the name Myocash, Inc. as a special purpose acquisition entity that had no operations or business activity. On January 17, 2005, the Company closed on a reverse merger with FHHS Florida, owned by our largest stockholders, Kevin R. Ruark and James H. Pilkington, that had been engaged in providing home health care services since September 2003. Following the reverse merger, the Company changed its corporate name to its current name.

The Company is primarily an inactive holding company and our main operations are conducted through our subsidiaries, some of which are wholly-owned and some of which are majority-owned. The largest subsidiary, FHHS Florida, is licensed by the State of Florida, Agency for Health Care Administration, to service patients with home health services in 25 counties throughout south Florida. FHHS Florida is also certified by the CMS to provide Medicare home health care services to Medicare recipients throughout its service area and has obtained home health accreditation through the Community Health Accreditation Program, a national accrediting organization.

Prior to this offering, over 90 percent of our outstanding shares of common stock were beneficially controlled by Messrs. Ruark and Pilkington, each a director and respectively the Chairman, Chief Executive Officer and President, and the Chief Development Officer of the Company.

RECENT EVENTS

We have experienced significant growth in our business. FHHS Florida reported approximately $11.9 million in revenues in 2004 (prior to the reverse merger), and we reported over $15 million in revenues in 2005. During that same period, the number of our employees increased from approximately 200 to approximately 350 in Florida, Michigan and Illinois.

Our growth strategy has been focused primarily on acquisitions. On July 1, 2005, we acquired from Messrs. Ruark and Pilkington and from Home Care Partners, LLC, a Michigan limited liability company ("Home Care"), all issued and outstanding units of FHHS Michigan, which is a provider of a variety of home health care services, primarily in Southeastern Michigan, for both Medicare and private pay patients. FHHS Michigan had one office in its region and employed approximately 30 health care professionals. On April 5, 2006, we purchased substantially all of the assets of Coastal Health Care Solutions, LLC, a Florida limited liability company, Professional Therapy & Rehabilitation Services, LLC, a Florida limited liability company, and Professional Therapy & Rehab Services, Inc., a Florida corporation. The acquired entities were all related companies engaged in the health care staffing and recruiting business in Florida.

ORGANIZATIONAL STRUCTURE

We provide our services from 16 branch offices located in Florida, Michigan and Illinois. Each office is led by a regional administrator who is responsible for both clinical and administrative operations. Those administrators are supported by teams of clinicians and business development staff who help coordinate each step in our health care delivery system.

Our corporate office is located in Michigan and supports our regional operations with common administrative functions such as Medicare billing and collections, accounting, purchasing, payroll, human resources, information technology and other administrative and investor services.

STRATEGY

Our long term strategy is to target growth in our existing Medicare segment as well as other segments within the service sector of the health care continuum. Our plan has several key components:

Maintain Focus on Existing Service Offerings

We intend to focus on the growth of our core business of Medicare home health care services. We believe that offering all six areas of service defined previously with broad geographic coverage gives us a competitive advantage over our competitors by emphasizing comprehensive services through one sole provider. We will continue to pursue growth in the home health therapy (occupational, physical and speech therapy) service line, which historically has produced higher gross margins than the other disciplines versus skilled nursing, which has experienced lower gross margins.

Home Health Acquisitions

We operate in a highly fragmented market which we believe provides an attractive opportunity to drive growth through acquisitions. We intend to pursue acquisition opportunities to supplement our internal growth in the home health business segment. We completed our first acquisition in July 2005, purchasing a Michigan-based agency (FHHS Michigan) with annual revenue of $1.2 million. See
Note 2 of Notes to Consolidated Financial Statements for more details on this acquisition.

Strategic Acquisitions

Management recognizes the opportunity to diversify our revenue base within the service sector of the health care continuum. We intend to pursue acquisition opportunities in other health care business segments such as health care staffing and private duty services. We expect these targeted acquisitions to provide both diversified revenue and synergistic revenue for our core segment. We recently completed our first acquisition of an entity outside of the home health segment. In April 2006, we organized a new wholly-owned subsidiary, New PTRS, LLC, a Florida limited liability company ("New PTRS"), which acquired a Florida-based staffing operation with annual revenue of approximately $6 million. See Note 13 of Notes to Consolidated Financial Statements for more details on this acquisition.

Reduce Costs and Increase Margins and Cash Flows

Our management team continues to develop and apply "best practices" and to implement strategic programs throughout the Company with the objective of achieving greater standardization and enhanced productivity. In addition to the leveraged services provided by the corporate office, we have implemented standardized clinical delivery models and common operating procedures in our field locations. Recognizing that internal controls and software technology are key to our future expansion and cost reduction efforts, in the last half of 2005 management acquired improved software for accounts receivable processing, which was operative on January 1, 2006.

COMPETITION

The home health segment of the health care market is fragmented, but highly competitive. The services provided by us are also provided at the local, regional and national levels by independent Medicare/Medicaid certified and non-certified home health providers, hospital-based home health agencies, home care providers owned by or affiliated with other proprietary chains, and a variety of public and semi-public home care providers, including home care divisions of state public health departments and visiting nurse associations. Many of our competitors are significantly larger than us, with greater financial resources and more developed reputations. Home health care providers compete for referrals based primarily on their referral network, the scope and quality of services, geographic coverage, pricing, and outcomes data. The impact of competitors is most significant to us on a market-by-market basis.

We compete on the basis of our reputation of consistent, high quality care, our comprehensive "sole provider" range of services, our information management systems and our widespread service network.

CUSTOMERS

Our customers primarily consist of individual patients who are Medicare insured. We establish, as additional requirements for service by our personnel, that those individuals are homebound or otherwise unable to travel in order to receive outpatient treatment, and that a doctor prescribes the therapy.

MARKETING

Our marketing strategy is to:

      - Establish referral relationships with all area health care facilities;

      - Develop relationships with local physicians, health groups, and hospitals;

      -     Solicit potential staff from the population in the area we serve;

      -     Become active in local community groups;

      -     Participate in local health fairs and community functions; and

      -     Pursue strategic growth initiatives in selected markets.

Our business development personnel target physicians, assisted living communities, hospitals and other health care facilities. Marketing activities consist primarily of direct contact and telephone solicitations. We also occasionally advertise in medical journals.

EMPLOYEES AND RECRUITMENT

We have approximately 350 employees, of which 200 are full-time and 150 are part-time, and of which 260 are medical personnel, 50 are administrative and 40 are in marketing.

We recruit qualified medical personnel, consisting of registered and licensed practical nurses, nurses' aides, home health aides and companions, social workers and physical, occupational and speech therapists through. There is significant competition for qualified medical personnel and we compete for such personnel on the basis of what we believe is a combination of attractive assignments, competitive benefits and salaries.

GOVERNMENT REGULATION

The home health care business is highly regulated by federal, state and local authorities. Regulations and policies frequently change, and we monitor changes through trade and governmental publications and associations. Our home health care subsidiaries are CMS certified and are therefore eligible to receive reimbursement for services through the Medicare system. As a provider under the Medicare and Medicaid systems, we are subject to the various anti-fraud and abuse laws, including the federal health care programs' anti-kickback statute. This law prohibits any offer, payment, solicitation or receipt of any form of remuneration to induce the referral of business reimbursable under a federal health care program or in return for the purchase, lease, order, arrangement of, or recommendation of items or services covered by any federal health care programs, or any health care plans or programs that are funded by the United States government (other than certain federal employee health insurance benefits), and certain state health care programs that receive federal funds under various programs, such as Medicaid. A related law forbids the offer or transfer of any item or service for less than fair market value, or certain waivers of co-payment obligations, to a beneficiary of Medicare or a state health care program that is likely to influence the beneficiary's selection of health care providers. Violations of the anti-fraud and abuse laws can result in the imposition of substantial civil and criminal penalties and, potentially, exclusion from furnishing services under any federal health care programs. In addition, the states in which we operate generally have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers where they are designed to obtain the referral of patients to a particular provider.

Federal legislation known as the "Stark Law" generally prohibits a physician from ordering clinical laboratory services for a Medicare beneficiary where the entity providing that service has a financial relationship (including direct or indirect ownership or compensation relationships) with the physician (or a member of his/her immediate family), and prohibits such entity from billing for or receiving reimbursement for such services, unless a specified exception is available. Additional legislation known as "Stark II," extends the Stark law prohibitions to services under state Medicaid programs, and beyond clinical laboratory services to all "designated health services," including but not limited to home health services, durable medical equipment and supplies, and parenteral and enteral nutrients, equipment, and supplies. Violations of the Stark Law may also trigger civil monetary penalties and program exclusion. Pursuant to Stark II, physicians who are compensated by us are prohibited from seeking reimbursement for designated health services rendered to patients unless an exception applies. Several of the states in which we conduct business have also enacted statutes similar in scope and purpose to the federal fraud and abuse laws and the Stark laws.

Various federal and state laws impose criminal and civil penalties for submitting false claims for Medicare, Medicaid or other health care reimbursements. We believe that we bill for our services under these programs accurately, although the rules governing coverage of, and reimbursements for, our services are complex. As a result our billing practices may be deemed inconsistent with those rules.

The Health Insurance Portability and Accountability Act ("HIPAA") is intended to assure health insurance portability, reduce health care fraud and abuse, guarantee security and privacy of health information and enforce standards for health information. Organizations are subject to significant fines and penalties if found not to be compliant with the HIPAA regulations. Those regulations impose ongoing obligations relative to training, monitoring and enforcement, and management has implemented processes and procedures to ensure continued compliance with these regulations.

We strive to comply with all federal, state and local regulations, and have passed all federal and state inspections and surveys, subject to current surveys of twelve operating locations that have certain identified deficiencies. In the event that these deficiencies, for which we have submitted appropriate plans of correction, are not resolved within the specified period, regulatory consequences may result. Our ability to operate properly and fulfill our business objectives will depend on our ability to comply with all applicable health care regulations.

                             DESCRIPTION OF PROPERTY

We lease our corporate headquarters which is located in Plymouth, Michigan and consists of approximately 5,500 square feet of office space. The lease expires in May 2010. We also lease approximately 20 additional branch locations throughout our multi-state operation. Those locations typically range from 2,000
- 4,000 square feet on leases that range between one to five years, with renewal options. We believe that the properties we lease are in reasonably good condition, well-maintained and adequate and suitable for their intended uses. See Note 7 of Notes to Consolidated Financial Statements for additional information regarding the future minimum obligations associated with these leases.

In October 2005, we established a wholly-owned subsidiary, RPRE Holdings, LLC, a Florida limited liability company ("RPRE Holdings), to purchase real estate and a new building to support our growing operations in southwest Florida. Specifically, the subsidiary has entered into a lot purchase and development agreement to acquire a 5,000 square foot building including the building lot, site upgrades and fees. The total purchase price is approximately $970,000 with 10 percent due at the signing of the agreement, 50 percent due at closing and the remaining balance due upon applicable construction benchmarks. We can cancel the agreement and forfeit any deposit monies at any point prior to closing. Financing for the remaining purchase price has been negotiated with our lender under a non-binding term sheet and we anticipate that we will close on the agreement within 90 days from the date of this filing.

                                LEGAL PROCEEDINGS

There are no pending legal proceedings that are not routine matters incidental to our business to which we are a party, and there are no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us. Our property is not the subject of any pending legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or named executive officer. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected and qualified. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Except as described below, there are no other family relationships among any of the directors and executive officers.

NAME                    AGE               POSITION

Kevin R. Ruark           48               Chief Executive Officer, Chairman,
                                          President and Director

James H. Pilkington      58               Chief Development Officer and Director

Vicki L. Welty           48               Director

James M. Mitchell        37               Chief Financial Officer and Treasurer

Kevin H. Ruark, was elected as a director effective November 3, 2004 and as Chief Executive Officer, President and Chairman effective January 17, 2005. Mr. Ruark has served as the Chief Executive Officer of FHHS Florida since it commenced operations in September 2003. From 1998 to 2000 Mr. Ruark was the Chief Executive Officer of Thumb Area Health Plan, a Medicaid Qualified Health Plan located in Michigan. From 1986 to 1996, Mr. Ruark was President and Chief Executive Officer of RN Home Health Care located in Michigan. Mr. Ruark holds a Bachelors of Science degree from Houghton College. He is the brother of Ms. Welty, a director of the Company.

James H. Pilkington was elected as a director effective November 3, 2004 and as Vice President and Chief Development Officer effective January 17, 2005. Since September 2003, he has served as Chief Development Officer of FHHS Florida where he is responsible for directing the overall business development activities of the Company. From 1986 to 1993, Mr. Pilkington was Development Director of Emergency Consultants, Inc. Mr. Pilkington received a Bachelors of Business Administration from The University of Detroit in 1971, completed a Graduate Program in Health Care and Hospital Administration at The City University of New York (joint program between Bernard Baruch College and Mt. Sinai Medical Center) in 1974, and received a PhD from LaSalle University in Health Services Management in 2002.

Vicki L. Welty was elected to the Board of Directors on April 18, 2005. On June 1, 2006, Ms. Welty became employed by the Company as its Executive Director of the Home Health Division. Between 1997 and 2006, Ms. Welty served as the Director of Human Resources and Administration of a regional accounting firm in southeast Michigan. Ms. Welty received a bachelor's degree in education from Bryan College and a masters degree in curriculum development and training from Eastern Michigan University. Ms. Welty is the sister of Mr. Ruark, the Chief Executive Officer, President and a director of the Company.

James M. Mitchell was appointed as the Treasurer and Chief Financial Officer effective January 17, 2005. Mr. Mitchell has served as the Chief Financial Officer of FHHS Florida since December 2004. Between 2001 and 2004, Mr. Mitchell was the Chief Financial Officer of a privately-held retailer with operations in both Michigan and Ohio. Prior to his time in private industry, Mr. Mitchell spent over 10 years in public accounting with both national and regional firms. Mr. Mitchell received a Bachelor of Business Administration degree from the University of Michigan and is licensed by the State of Michigan as a certified public accountant.

BOARD OF DIRECTORS

During 2005, the Board of Directors held six meetings. All directors attended all meetings.

We do not have an audit or any other standing committee of the Board of Directors and do not have an audit committee financial expert. The Board intends to expand its composition during 2006, to have a majority of the board consist of independent directors and to establish audit and compensation committees including the designation of a board member as the audit committee financial expert.

COMMITTEES

The Board of Directors has not established compensation or audit committees and the usual functions of such committees are performed by the entire Board of Directors. We do not have a standing nominating committee for the Board of Directors.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid by us to the named executive officers for services rendered in all capacities during each of the fiscal years ended December 31, 2005 and 2004.

                                                   SUMMARY COMPENSATION TABLE

                                                                                  SECURITIES           ALL OTHER
NAME AND PRINCIPAL           FISCAL                                               UNDERLYING         COMPENSATION
POSITION                      YEAR            SALARY ($)      BONUS ($)          OPTIONS (#)              ($)
----------------------      --------         -----------      ---------          ------------        -------------
KEVIN R. RUARK - CEO,        2005               180,000         17,810            1,118,750(1)            12,936(2)
PRESIDENT AND DIRECTOR       2004(3)             80,000             --                   --              256,654(4)

JAMES H. PILKINGTON -        2005               180,000         52,810                   --               12,684(2)
CDO AND DIRECTOR             2004(3)             80,000             --                   --              256,654(4)

JAMES M. MITCHELL - CFO      2005               125,000          4,625                   --                3,720(2)
(5)                          2004(3)             10,416             --                   --                   --

(1) On December 15, 2005, our Board of Directors authorized the issuance to Mr. Ruark of options to purchase 650,000 shares of our common stock at an exercise price of $0.20 per share. The options are immediately exercisable and expire on December 15, 2015. The options were issued in consideration of Mr. Ruark's personal guaranty of our obligations under the credit facility extended to us by Comerica Bank, which guaranty was required as a condition to the granting of the loan. On July 6, 2006, our Board of Directors authorized the issuance to Mr. Ruark of options to purchase an additional 468,750 shares of our common stock at an exercise price of $0.40 per share in consideration of the increase in the amount of indebtedness guaranteed under the Term Loan with Comerica Bank. Those options are immediately exercisable and expire on July 6, 2016.

(2) Represents the portion of health and dental insurance premiums paid by us on behalf of the named executive officer.

(3)   Reflects salaries paid by FHHS Florida for this period.

(4)   Includes Limited Liability Company earnings distributions of $245,000.

(5)   Mr. Mitchell became an officer of FHHS Florida in December 2004.

                                                 OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                         (INDIVIDUAL GRANTS)
                          ---------------------------------------------------------------------------------------------
                          NUMBER OF SECURITIES         PERCENT OF TOTAL
                               UNDERLYING            OPTIONS/SARS GRANTED
                          OPTIONS/SARS GRANTED      TO EMPLOYEES IN FISCAL  EXERCISE OR BASE PRICE
NAME                               (#)                       YEAR                   ($/SH)             EXPIRATION DATE
----                      --------------------      ----------------------  ----------------------    -----------------
                                 650,000                     100%                    0.20
KEVIN R. RUARK                                                                                        DECEMBER 15, 2015

KEVIN R. RUARK                   468,750                     100%                    0.40               JULY 6 , 2016

                            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                                        AND FY-END OPTION/SAR VALUES
-------------------------------------------------------------------------------------------------------
                                                                                   VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED             IN-THE-MONEY
                       SHARES                        SECURITIES UNDERLYING              OPTION/SARS
                    ACQUIRED ON                     OPTIONS/SARS AT FY-END               AT FY-END
                      EXERCISE   VALUE REALIZED              (#)                            ($)
NAME                    (#)            ($)         EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                -----------  --------------    -------------------------     -------------------------
                        N/A            N/A                    N/A                           N/A
N/A

BOARD COMPENSATION

A director who is an employee does not receive any cash compensation as a director. Ms. Welty, until June 1, 2006 our sole non-employee director, received director's fees of $30,000 and was further paid $30,000 in consulting fees for providing human resource services for our Michigan operations during 2005.

EMPLOYEE EQUITY INCENTIVE PLANS

Presently we have no equity incentive plan in effect. The Board of Directors intends to adopt an equity incentive plan in fiscal year 2006.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                   MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of our outstanding common stock between the named executive officers, directors and other known beneficial owners of more than five percent as of June 10, 2006. As of the date of this prospectus, we have no preferred shares outstanding.

                                                    SUMMARY OF BENEFICIAL OWNERSHIP

                                                                            AMOUNT AND NATURE            PERCENT OF ALL
                                                                              OF BENEFICIAL             SHARES OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)        TITLE OF CLASS                    OWNER(2)                   STOCK(3)
----------------------------------------        --------------              -----------------           ----------------
KEVIN R. RUARK - CEO, PRESIDENT,                 COMMON STOCK                 13,326,677(4)                   50.0%
CHAIRMAN  AND DIRECTOR

JAMES H.  PILKINGTON - CDO AND DIRECTOR          COMMON STOCK                 12,207,927(5)                  45.78%

VICKI L. WELTY - DIRECTOR                        COMMON STOCK                          0                      0.00%

JAMES M. MITCHELL - CFO                          COMMON STOCK                          0                      0.00%

ALL DIRECTORS AND NAMED EXECUTIVE                                             25,534,604                     95.78%
OFFICERS AS A GROUP (4 PERSONS)(6)               COMMON STOCK


(1) The address of each beneficial owner is 801 West Ann Arbor Trail, Suite 200, Plymouth, Michigan 48170.

(2) The information in the table above was provided by the persons listed and reflects their beneficial ownership known by us as of June 10, 2006. There were 26,667,254 shares of common stock outstanding as of that date.

(3) Options to purchase shares of common stock that are exercisable within 60 days of July 6, 2006 are deemed outstanding for computing the ownership of each director or named executive officer as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person.

(4) The indicated ownership includes 1,596,000 shares of common stock beneficially owned by the Ruark Charitable Remainder Unitrust of which Mr. Ruark is trustee, 76,000 shares of common stock beneficially owned by The Charis Foundation - II of which Mr. Ruark is the President and a director and of which Mr. Ruark's spouse and their two children are directors, with respect to which 1,672,000 shares Mr. Ruark disclaims beneficial ownership, and 1,118,750 shares of common stock subject to stock options exercisable within 60 days of July 6,2006.

(5) The indicated ownership includes 1,596,000 shares of common stock beneficially owned by the Pilkington Charitable Remainder Unitrust of which Mr. Pilkington is trustee, and 76,000 shares of common stock beneficially owned by God's Children Foundation - II of which Mr. Pilkington is the President and a director and of which Mr. Pilkington's spouse is a director, with respect to which 1,672,000 shares Mr. Pilkington disclaims beneficial ownership.

(6) The indicated ownership includes 1,118,750 shares of common stock subject to stock options exercisable within 60 days of July 6, 2006.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective on January 17, 2005, we entered into and closed on an Ownership Exchange Agreement and completed the reverse acquisition of FHHS Florida. Under the terms of the Ownership Exchange Agreement, the Company issued 10,000,000 shares of its common stock to each of Messrs. Ruark and Pilkington (an aggregate of 20,000,000 shares) in exchange for all outstanding membership interests of FHHS Florida held by them; and Mr. Marvin Winick, the President of the Company, resigned. Also in connection with the acquisition, Messrs. Ruark and Pilkington became officers of the Company and Mr. Winick transferred an aggregate of 4,050,000 shares of common stock to Messrs. Ruark and Pilkington for no additional consideration. As a result of the transaction described above, FHHS Florida became a wholly-owned subsidiary of the Company, which changed its corporate name to its current name, and control of the Company was obtained by Messrs. Ruark and Pilkington.

In September 2003 and January 2004, we borrowed funds from Mr. Ruark, our CEO and President. Each note had a stated maturity of six months and was renewable at maturity upon approval of both parties. The notes included interest at 16 percent per annum and were subject to a ten percent origination fee at the time of inception or renewal. As of December 31, 2004 and 2005, the outstanding balances on those notes was $300,000. In March and April 2005, those notes and all accrued interest were repaid by us.

On July 1, 2005, we entered into and closed on a Purchase Agreement by and between the Company and Messrs. Ruark and Pilkington, pursuant to which we acquired from Messrs. Ruark and Pilkington all of their rights and interests in and to 1,000 issued and outstanding units of FHHS Michigan. Under the terms of the Purchase Agreement, at the closing, we paid $100,000, and agreed to issue an amount of shares of our common stock having a value of $300,000 as of the close of trading on the day prior to closing, to each of Messrs. Ruark and Pilkington in exchange for all of the 1,000 issued and outstanding units of FHHS Michigan, which represented 50 percent of all of the issued and outstanding units of FHHS Michigan held by them. Subsequently, on July 8, 2005, our Board of Directors determined that the estimated value of our common stock as of June 30, 2005 was $1.64 per share and authorized the issuance of 182,927 shares of common stock to each of Messrs. Ruark and Pilkington. The amount of consideration received by Messrs. Ruark and Pilkington was determined, based on an evaluation of similar transactions in the industry, by multiplying earnings before taxes, interest, depreciation and amortization (EBITDA) by four and one half.

On November 10, 2005, our Board of Directors authorized the repurchase of 160,000 shares of our outstanding common stock from Messrs. Ruark and Pilkington. Subsequently, the repurchase authorization was rescinded by us and Messrs. Ruark and Pilkington, and the shares were not repurchased.

In November 2005, we organized Illinois Family Home Health Services, LLC, an Illinois limited liability company ("FHHS Illinois"), in order to gain the perceived benefit of knowledge of key potential referral sources in Illinois by one of our non-executive employees. We own 80 percent of the membership equity interests of FHHS Illinois, with the remaining 20 percent owned by the non-executive employee. Initially, The Charis Foundation - II owned 30% of FHHS Illinois in consideration of the Foundation's contribution of $100,000 toward the organization of FHHS Illinois. In 2006, we repaid that contribution by The Charis Foundation - II and presently the foundation has no interest or participation in FHHS Illinois.

On December 15, 2005, our Board of Directors authorized the issuance to Mr. Ruark of options to purchase 650,000 shares of the Company's common stock at an exercise price of $0.20 per share. The options are immediately exercisable and expire on December 15, 2015. The options were issued in consideration of Mr. Ruark's personal guaranty of a $1.3 million credit facility extended to us by Comerica Bank, which guaranty was required as a condition to the granting of the loan. The number of options was determined by reference to a formula of 10 percent of the amount of the loan amount divided by the current value per share of $0.20, which formula was determined by the Board of Directors to represent a fair basis upon which to compensate Mr. Ruark for his personal guaranty.

On July 6, 2006, our Board of Directors authorized the issuance to Mr. Ruark of options to purchase 468,750 shares of the Company's common stock at an exercise price of $0.40 per share. The options are immediately exercisable and expire on July 6, 2016. The options were issued in consideration of the increase in the amount of indebtedness guaranteed under our credit facility with Comerica Bank which was amended on April 5, 2006 to provide, in addition to the $1.3 line of credit then in effect, for a term loan in the amount of $3.75 million. The number of options was determined by reference to a formula of 10 percent of the amount of the loan amount divided by the current value per share of $0.40, which amount Mr. Ruark offered to discount by half. The Board of Directors determined that the number of options to be issued represented a fair basis upon which to compensate Mr. Ruark for the increased amount of his personal guaranty.

Ms. Vicki Welty, our sole non-employee director, and the sister of Mr. Ruark, our Chief Executive Officer and President, earned director's fees of $30,000 and further earned $30,000 in consulting fees for providing human resource services for our Michigan operations during 2005. Ms. Welty now serves as the Company's Executive Director of the Home Health Division effective June 1, 2006, with an annual salary of $125,000.


We had an arrangement with Florida FHHS, LLC, a Florida limited liability company ("FFHHS, LLC"), which is owned 25% each by Messrs. Ruark and Pilkington and 25% each by two other non-affiliated persons pursuant to which FFHHS, LLC provided certain services on a contract basis to our branch offices in Florida. Under that agreement, the Company advanced funds to FFHHS, LLC which advanced amounts were offset against contract services provided to us. As of December 31, 2005, FFHHS, LLC owed us approximately $115,000 under this arrangement. The arrangement was terminated effective January 1, 2006 and we expect to receive payment from FFHHS, LLC of all amounts owing to us.

Ms. Patricia Ruark, Mr. Ruark's mother, is one of our employees with an annual salary of $80,000. Ms. Ruark has been an employee of FHHS Florida since its inception, starting as Clinical Manager/Director of Nursing. Currently, she provides clinical oversight for all of our locations as Administrator/Director of Nursing.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market

Our common stock is quoted in the Pink Sheets under the symbol "FYHH." There has been extremely limited trading commencing in December 2005 and there is no established public market for the common stock. Bid prices on our common stock have ranged from between $2.00 to unpriced or no bid per share through the date of this prospectus. The quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

Holders

As of July 6, 2006, there were approximately twenty-four holders of record of our common stock including the two founding executives, brokerage firms holding shares in "street name" and other nominees.

Dividends

We have never declared any cash dividends. We do not pay cash dividends and we intend to retain all future earnings to finance the continued growth and development of our business. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings, and other factors deemed relevant by our Board of Directors.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

As of July 6, 2006, we had 100,000,000 shares of common stock authorized, par value of $.001 per share, of which there were 26,667,254 shares of common stock outstanding and held of record by approximately 24 stockholders including the two founding executives, brokerage firms holding shares in "street name" and other nominees.

The holders of common stock are entitled to one vote per share for the selection of directors and all other purposes and do not have cumulative voting rights. The holders of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors, and in the event of liquidation to receive pro-rata, all assets remaining after payment of debts and expenses. Holders of the common stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption, or sinking-fund provisions. In the event of dissolution, whether voluntary or involuntary, each share of the common stock is entitled to share ratably in the assets available for distribution to holders of the equity securities after satisfaction of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

As of July 6, 2006, we had 10,000,000 shares of preferred stock authorized, par value $.001 per share, all of which have been designated as Series A Preferred Stock and of which 4,812,000 shares were outstanding.

DIVIDENDS

We do not anticipate the payment of cash dividends in the foreseeable future. Payment of cash dividends is within the discretion of our Board of Directors and will depend upon, among other factors, earnings, capital requirement and the provisions of Nevada law. There are no restrictions other than set forth herein that are applicable to the ability of us to pay dividends on our common stock. Future issuance and or sales of substantial amounts of common stock could adversely affect prevailing market prices in our common stock.

TRANSFER AGENT

Our transfer agent is Heritage Trust Company, Inc., 4 King Street West, Suite 1320, Toronto, Ontario, M5H 1B6.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

So long as our common stock has a trading price of less than $5.00 per share it will not be traded on any exchanges and therefore we will be subject to Penny Stock Rules. As a result of the aforesaid rules regulating penny stocks, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders sell their securities in the secondary market.

Our common stock is quoted in the Pink Sheets under the symbol "FYHH." There has been extremely limited trading commencing in December 2005 and there is no established public market for the common stock. Bid prices on our common stock have ranged from between $2.50 to unpriced or no bid per share. The quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 6, 2006 we had approximately 8,450,000 shares of common stock that were freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares that cannot be traded without restriction are referred to as "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered of if they qualify for an exemption from registration under Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or group of person whose shares are aggregated), including affiliates of the Company, who have beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period, an amount of restricted securities that does not exceed the greater of:

- one percent of the number of shares of common stock then outstanding (approximately 26,667 shares as of July 6, 2006); or

- the average weekly trading volume in the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We can make no prediction as to the effect, if any that market sales of our common stock, or the availability of the common sock for sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a significant number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and impair our future ability to raise capital through an offering of equity securities. See "Risk Factors -- Substantial sales of our common stock could cause our stock price to decline rapidly."

             DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation state that the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. They further state that, in addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Company in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Company, must be paid, by the Company or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Our Bylaws provide that we shall indemnify to the full extent authorized by law each of our directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                  LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Butzel Long, Detroit, Michigan.

                                     EXPERTS

Our financial statements for the years ended December 31, 2005 and 2004 appearing in this prospectus and registration statement have been audited by Rehmann Robson, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon their report given on the authority of the firm as experts in accounting and auditing. See "Changes In And Disagreements With Accountants On Accounting And Financial Disclosure."

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

Michael Johnson & Co. LLC served as the Company's independent accountant from its inception on November 17, 2000 through March 15, 2005, and audited the Company's financial statements through the period ended October 31, 2004. During this period, there were no disagreements with Michael Johnson & Co. LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Michael Johnson & Co.

LLC, would have caused it to make reference to the subject matter of the disagreements in connection with their reports. Neither of Michael Johnson & Co. LLC's audit reports on the Company's financial statements for the fiscal years ended October 31, 2003 or 2004 contained an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles.

In connection with the change of control of the Company pursuant to the Ownership Exchange Agreement dated January 17, 2005, the members of the Company's Board of Directors deemed it in the best interests of the Company to change its independent accountant. As of March 15, 2005, the Company dismissed Michael Johnson & Co. LLC, and engaged Rehmann Robson, as the Company's independent accountant. This decision, approved by the Company's Board of Directors on March 14, 2005, was not based upon any disagreement with, or dissatisfaction with, the quality of professional services rendered by Michael Johnson & Co. LLC.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in the Company or any of our subsidiaries. Nor was any such person connected with us, or any of our subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form SB-2 pursuant to the Securities Act with respect to the offer, issuance and sale of the shares of our common stock being registered herein. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, and the shares of our common stock to be sold in this offering, we make reference to the registration statement.

You may read and copy all or any portion of the registration statement or any other information, which we filed at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The address for the Commission's public reference room in Washington, D.C. is U.S. Securities and Exchange Commission, 100 "F" Street, N.E., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating filing fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings are also available to you free or charge at the Commission's web site at http://www.sec.gov.

                        FAMILY HOME HEALTH SERVICES INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                       PAGE
INDEPENDENT AUDITORS' REPORT                                                                            F-1

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

    Consolidated Balance Sheets                                                                         F-2

    Consolidated Statements of Operations                                                               F-3

    Consolidated Statements of Changes in Stockholders' Equity                                          F-4

    Consolidated Statements of Cash Flows                                                               F-5

    Notes to Consolidated Financial Statements                                                          F-6

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTERS ENDED
    MARCH 31, 2006 AND 2005 (UNAUDITED)

    Balance Sheets as of March 31, 2006 and December 31, 2005                                          F-17

    Statements of Operations for each of the three months ended
        March 31, 2006 and 2005                                                                        F-18

    Statements of Changes in Stockholders' Equity                                                      F-19

    Statements of Cash Flows                                                                           F-20

    Notes to Interim Unaudited Consolidated Financial Statements                                       F-21

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
Family Home Health Services Inc.
Plymouth, Michigan

We have audited the accompanying consolidated balance sheets of FAMILY HOME HEALTH SERVICES INC. as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FAMILY HOME HEALTH SERVICES INC. as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/Rehmann Robson

                                                REHMANN ROBSON

Jackson, Michigan
May 22, 2006

                        FAMILY HOME HEALTH SERVICES INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                  ---------------------------------
                                                                       2005              2004
                                                                  ---------------   ---------------
                      ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                   $        55,109   $       209,088
      Accounts receivable, net                                          1,326,743         1,782,127
      Current portion of advances to affiliates                           115,599           200,000
      Prepaid expenses and other current assets                           135,844           177,562
      Deferred income taxes                                               120,000                --
                                                                  ---------------   ---------------

TOTAL CURRENT ASSETS                                                    1,753,295         2,368,777

Advances to affiliates, net of current portion                                 --           141,931

Net property and equipment                                                782,256            37,549

Other assets                                                              298,335            23,042

Goodwill                                                                1,250,000                --
                                                                  ---------------   ---------------

TOTAL ASSETS                                                      $     4,083,886   $     2,571,299
                                                                  ===============   ===============

           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
      Accounts payable                                            $       494,141   $       361,748
      Line-of-credit borrowings                                           485,208                --
      Current portion of long-term debt                                   275,728            46,295
      Current portion of capital lease obligations                         45,907                --
      Accrued compensation                                                474,750           209,669
      Accrued expenses                                                    436,827           250,000
      Advances from third-party payors                                    191,025           281,666
      Advances from shareholder                                                --           300,000
      Advances from affiliate                                                  --            21,034
                                                                  ---------------   ---------------

TOTAL CURRENT LIABILITIES                                               2,403,586         1,470,412

Long-term debt, net of current portion                                    118,812           167,478

Capital lease obligations, net of current portion                         168,489                --
                                                                  ---------------   ---------------

TOTAL LIABILITIES                                                       2,690,887         1,637,890

Commitment and contingencies (Note 11)

STOCKHOLDERS' EQUITY
   Common stock, $.001 par value; authorized 50,000,000 shares,
      issued and outstanding 26,617,254 shares                             26,617                --
   Additional paid-in capital                                             729,834               200
   Retained earnings                                                      636,548           933,209
                                                                  ---------------   ---------------

TOTAL STOCKHOLDERS' EQUITY                                              1,392,999           933,409
                                                                  ---------------   ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $     4,083,886   $     2,571,299
                                                                  ===============   ===============

The accompanying notes are an integral part of these consolidated financial statements.

                        FAMILY HOME HEALTH SERVICES INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                        ----------------------------------
                                                             2005                2004
                                                        ---------------    ---------------
REVENUE
    Net Medicare patient service revenue                $    14,885,291    $    11,406,851
    Management fee income and other revenues                    609,200            474,946
                                                        ---------------    ---------------

TOTAL REVENUE                                                15,494,491         11,881,797

Costs of revenue                                              5,858,448          4,405,146
                                                        ---------------    ---------------

GROSS PROFIT                                                  9,636,043          7,476,651

Selling, general and administrative expenses                  9,974,714          5,819,042
                                                        ---------------    ---------------

OPERATING (LOSS) INCOME                                        (338,671)         1,657,609

OTHER INCOME (EXPENSE)
    Interest expense                                            (51,739)           (54,980)
    Loss on disposal of assets                                       --            (25,078)
    Loss on acquisition of software and other assets                 --           (347,000)
                                                        ---------------    ---------------

(LOSS) INCOME BEFORE INCOME TAX BENEFIT                        (390,410)         1,230,551

Income tax benefit                                              120,000                 --
                                                        ---------------    ---------------

NET (LOSS) INCOME                                       $      (270,410)         1,230,551
                                                        ===============

Amount to reflect proforma income tax expense for
    change in tax status                                                           430,000
                                                                           ---------------

PROFORMA NET INCOME AFTER ASSUMED INCOME TAXES FOR
    CHANGE IN TAX STATUS                                                   $       800,551
                                                                           ===============

BASIC (LOSS) EARNINGS PER SHARE:
    Weighted average shares outstanding                      26,305,000         26,305,000
    NET (LOSS) INCOME PER SHARE                         $         (0.01)   $          0.03
                                                        ===============    ===============

The accompanying notes are an integral part of these consolidated financial statements.

                        FAMILY HOME HEALTH SERVICES INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         COMMON
                                                          STOCK                 ADDITIONAL
                                                 --------------------------      PAID-IN          RETAINED
                                                   SHARES         AMOUNT          CAPITAL         EARNINGS           TOTAL
                                                 ----------   -------------    -------------    -------------    -------------
BALANCES, JANUARY 1, 2004                                --   $          --    $         100    $     192,658    $     192,758

Capital contributions                                                                    100               --              100

Cash distributions                                                                        --         (490,000)        (490,000)

Net income                                                                                --        1,230,551        1,230,551
                                                 ----------   -------------    -------------    -------------    -------------
BALANCES, DECEMBER 31, 2004                              --              --              200          933,209          933,409

Recapitalization (Note 1)                        26,250,000          26,250               --          (26,250)              --

Issuance of common stock to reconcile ledger          1,400               1               --               (1)              --

Issuance of common stock upon acquisition
     of subsidiary (Note 2)                         365,854             366          599,634               --          600,000

Issuance of share-based payment in connection
     with loan guarantee by officer (Note 14)                                        130,000                           130,000

Net loss                                                                                  --         (270,410)        (270,410)
                                                 --------------------------    -------------    -------------    -------------
BALANCES, DECEMBER 31, 2005                      26,617,254   $      26,617    $     729,834    $     636,548    $   1,392,999
                                                 ==========================    =============    =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                        FAMILY HOME HEALTH SERVICES INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                          ----------------------------------
                                                               2005              2004
                                                          ---------------    ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                         $      (270,410)   $     1,230,551
Adjustments to reconcile net (loss) income to net
 cash provided by operating activities
   Depreciation and amortization                                   68,068             33,769
   Deferred income tax benefit                                   (120,000)                --
   Loss on disposal of assets                                          --             25,078
   Loss on disposal of software and other assets                       --            347,000
   Changes in assets and liabilities that provided
    (used) cash, net in 2005 of business acquisition
      Accounts receivable, net                                    749,387           (986,535)
      Prepaid expenses and other current assets                    85,440           (108,644)
      Other assets                                               (140,293)           (15,367)
      Accounts payable                                             (9,481)           213,983
      Advances from third-party payors                            (90,641)            62,480
      Accrued expenses and other current liabilities              262,932            204,579
                                                          ---------------    ---------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                         535,002          1,006,894
                                                          ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                              (316,365)          (204,307)
Purchase of subsidiary, net of cash acquired                     (215,966)                --
Advances to affiliates                                            (80,025)          (341,931)
                                                          ---------------    ---------------

NET CASH USED IN INVESTING ACTIVITIES                            (612,356)          (546,238)
                                                          ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net line-of-credit borrowings                                     485,208                 --
Repayments on long-term debt                                     (202,135)           (33,227)
Repayments on capital leases                                      (27,014)                --
(Repayments on) net advances from shareholder                    (300,000)           175,000
Repayments on advances from affiliate                             (32,684)          (112,560)
Capital contributions                                                  --                100
Dividends paid                                                         --           (490,000)
                                                          ---------------    ---------------

NET CASH USED IN FINANCING ACTIVITIES                             (76,625)          (460,687)
                                                          ---------------    ---------------

DECREASE IN CASH AND CASH EQUIVALENTS                            (153,979)               (31)
Cash and cash equivalents, beginning of year                      209,088            209,119
                                                          ---------------    ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR                    $        55,109    $       209,088
                                                          ===============    ===============

The accompanying notes are an integral part of these consolidated financial statements.

                        FAMILY HOME HEALTH SERVICES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2005 AND 2004

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Family Home Health Services Inc. (the "Company"), a Nevada corporation, provides home health services to patients residing within the states of Florida, Michigan and Illinois, primarily to Medicare beneficiaries. The Company commenced operations September 1, 2003. Services provided in home health represent skilled services including nursing, physical therapy, occupational therapy, speech therapy, medical social work, and home health aides. Operations are substantially dependent, in particular, upon the continued qualification of the Company to participate in Medicare reimbursement, which accounted for approximately 96% of service revenues in both 2005 and 2004. Funding of the Medicare program is subject to Federal and State economic and political considerations.

The Company is subject to Federal and State regulation, including Medicare, and undergoes periodic examination by these regulatory authorities and agencies.

RECAPITALIZATION

On January 17, 2005, Family Home Health Services Inc., an inactive public shell company formerly known as Myocash, Inc., issued an aggregate of 20,000,000 shares of its common stock to the members of Family Home Health Services, LLC, a Delaware limited liability company ("FHHS Florida") in exchange for all of the members' outstanding membership interests in FHHS Florida. Also in connection with the transaction, the Company's former sole stockholder transferred an aggregate of 4,050,000 shares of common stock to the former members of FHHS Florida for no additional consideration. Concurrent with the above transactions, the former members of FHHS Florida became officers of the Company (the former members of FHHS Florida were appointed to the Board of Directors of the Company in November 2004).

For accounting purposes, the transaction has been treated as a recapitalization of the Company with FHHS Florida as the acquirer (i.e., a reverse acquisition) and accordingly, the operations presented in these consolidated financial statements are those of FHHS Florida prior to the merger. The financial position of Myocash, Inc. as of the date of the reverse merger was diminimus as the inactive shell company had no business operations. Since the transaction is considered a recapitalization and not a business combination for accounting purposes, no proforma information is presented but if presented, would be essentially the same as the operating results presented herein since Myocash, Inc. had virtually no activity.

CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries: FHHS Florida, FHHS Michigan, RPRE Holdings, and New PTRS, which are wholly-owned by the Company, and FHHS Illinois, which is majority-owned by the Company. All material intercompany transactions and accounts have been eliminated in consolidation.

CONCENTRATION RISKS

For the years ended December 31, 2005 and 2004, 90% and 99% of the Company's home health revenues were earned from services provided to patients that reside within the state of Florida.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions and select accounting policies that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting year. The Company's consolidated financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

The most critical estimates relate to revenue recognition, the collectibility of accounts receivable and related reserves, obligations under workers compensation, professional liability, Medicare settlement issues, and the realization of deferred income tax assets.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and demand deposits in banks. In the normal course of business, the Company maintains cash deposits at financial institutions which may exceed federally insured limits. Management does not believe the Company is exposed to any undue risk resulting from its cash management practices.

ACCOUNTS RECEIVABLE

The process for estimating the ultimate collection of receivables, particularly with respect to fee-for-service arrangements, involves significant assumptions and judgments. Historical collection and payor reimbursement experience is an integral part of the estimation process related to determining the allowance for doubtful accounts. In addition, the Company periodically assesses the current state of its billing functions in order to identify any known collection or reimbursement issues and reviews individual episodes, in some cases, to determine the impact, if any, on its reserve estimates, which involve considerable judgment. Revisions in reserve estimates are recorded as an adjustment to the accounts receivable allowance, which is reflected as a direct reduction to net revenues in the accompanying consolidated statements of operations. The Company has established an allowance for contractual adjustments and reimbursements totaling $200,000 and $0 as of December 31, 2005 and 2004, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Management periodically reviews these assets to determine whether carrying values have been impaired. Depreciation, which includes amortization of assets under capital leases, is computed using the straight-line method over the shorter of the lease term or the related assets' estimated useful lives of five or seven years.

GOODWILL

Goodwill arising from business combinations represents the excess of purchase price over the estimated fair value of the net assets of the business acquired. Goodwill is tested at least annually for impairment or more frequently if circumstances indicate the possibility of impairment. Management does not believe any impairment of the Company's goodwill existed as of December 31, 2005.

REVENUE RECOGNITION

Under the Prospective Payment System ("PPS") for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient's condition, service needs, and certain other factors. The Company recognizes revenue ratably over the 60-day episodic period. Revenue is subject to adjustment during this period if there are significant changes in the patient's medical condition during the treatment period. Initial Medicare billings under the PPS are initially recognized as deferred revenue and are subsequently amortized into revenue over the 60-day episodic period.

The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, including the appropriateness of the initial clinical assessment of each patient at the time of certification and the level of adjustments to the fixed reimbursement rate for patients who receive a limited number of visits, have significant changes in medical condition, or are subject to certain other factors during the episode. As a result of these variables, there is at least a reasonable possibility that some patient revenue estimates will fluctuate up or down in the near term.

Those differences between estimated and actual reimbursement amounts are deducted from or added to gross accounts receivable as revenue adjustments in the period when the actual reimbursement is received.

The Company recognizes revenue from payment sources other than Medicare as such services are rendered.

COSTS OF REVENUE

Costs of revenue represent the direct costs of providing services to patients, including direct salaries and related payroll taxes, contracted healthcare provider services, medical supplies and other direct costs. The Company records such costs as they are incurred.

SUPPLIES

Supplies, consisting principally of patient care items and medical supplies, are expensed upon purchase.

INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial and tax basis of the Company's assets and liabilities. These differences will result in future taxable or deductible amounts based on the expected laws and rates at the time they are expected to impact taxable income. The principal difference at December 31, 2005 relates to the anticipated utilization of a net tax operating loss carry forward. Valuation allowances are established to reduce those deferred tax items to amounts that are more likely than not to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred tax assets and liabilities.

As of December 31, 2004, the Company was treated as a partnership for federal income tax purposes and thus did not incur income taxes. Instead, its earnings and losses were included in the separate returns of the members and taxed depending on their separate tax situations. Accordingly, these consolidated financial statements do not reflect a provision for income taxes for any periods prior to 2005.

Assuming the Company was subject to income taxes at a 34% rate and assuming an equivalent number of common shares outstanding, pro forma operating results for the year ended December 31, 2004 are as follows:

Net income for the year ended December 31, 2004, as reported        $ 1,230,551
     Pro forma income taxes                                            (430,000)
                                                                    ------------

     Pro forma net income                                           $   800,551
                                                                    ===========

Basic earnings per share:
     Weighted average shares outstanding                             26,305,000
     Pro forma net income per share                                 $      0.03

Basic earnings or loss per share is based on the weighted average common shares outstanding during the year. Diluted earnings or loss per share includes the dilutive effect of additional potential common shares that could be issued upon the exercise of common stock options.

Diluted loss per share and basic loss per share in 2005 are equivalent because the assumed exercise of common stock options for 2005 would be anti-dilutive.

2. BUSINESS COMBINATION

On July 1, 2005, the Company acquired 100% of the outstanding ownership interest in FHHS Michigan. FHHS Michigan is a provider of home healthcare services for both Medicare and private pay patients, primarily in Southeastern Michigan. The completion of this acquisition furthered the Company's growth strategy. The acquisition was executed by separate purchase agreements with each of the two selling groups.

Under the first agreement which was executed with the Company's two principal stockholders, the Company paid $100,000 in cash and issued common stock having a value of $300,000 to each of the two individual sellers. The Board of Directors determined, based on similar transactions in the industry and the Company's current earnings, that the Company's common stock had an estimated fair value at that time of $1.64 per share. As such, the Board of Directors authorized the issuance of 182,927 shares to each seller. In aggregate, the acquisition of the first 50% interest totaled $200,000 in cash plus 365,854 shares of common stock having a total estimated fair value of $600,000 at the date of acquisition.

The remaining 50% interest was acquired under a second purchase agreement totaling $450,000. The purchase price was funded by a term note with approximately $67,000 due at closing and twelve monthly payments of $33,308, including interest at 8%, starting September 1, 2005. The note is collateralized by the pledge of a 50% interest in FHHS Michigan.

The total purchase price for the FHHS Michigan acquisition was $1,250,000. The following table summarizes the estimated fair values of the underlying tangible and intangible assets acquired and the liabilities assumed at the date of acquisition.

Assets acquired (rounded to the nearest thousand):

     Cash and accounts receivable                                        $   345,000
     Other assets                                                             44,000
     Intangible assets                                                        10,000
     Goodwill                                                              1,250,000
                                                                         -----------

     Total assets                                                          1,649,000
     Liabilities assumed and accrued                                        (399,000)
                                                                         -----------

     NET ASSETS ACQUIRED                                                 $ 1,250,000
                                                                         ===========

The results of operations of the acquired business are included in these consolidated financial statements since the acquisition date. Revenues earned by the Michigan operation during the six months ended December 31, 2005, were approximately $925,000.

Combined proforma operating results of the Company and FHHS Florida as if the acquisition had occurred on January 1, 2004 are summarized as follows for the year ended December 31:

                                                             (UNAUDITED)
                                                        2005              2004
                                                   ------------     ------------
     Revenue                                       $ 16,185,000     $ 12,772,000
                                                   ------------     ------------
     Net (loss) income                             $   (260,000)    $    790,000
                                                   ------------     ------------
     Per Share                                     $      (0.01)    $       0.03
                                                   ---------------- ------------

These results are not necessarily indicative of the performance the Company would have achieved had the acquisition taken place on the date indicated or of future operating results of the combined business.

3. NET PROPERTY AND EQUIPMENT

Net property and equipment consisted of the following amounts at December 31:

                                                     2005                2004
                                                   ------------     ------------
     Furniture                                     $    191,693     $         --
     Computers and software                             538,675               --
     Medical equipment and other                        122,083           44,676
                                                   ------------     ------------

     Total                                              852,451           44,676
     Less accumulated depreciation                       70,195            7,127
                                                   ------------     ------------

     NET PROPERTY AND EQUIPMENT                    $    782,256     $     37,549
                                                   ============     ============

4. OTHER ASSETS

Other assets consisted of the following amounts at December 31:

                                                      2005                2004
                                                   ------------     ------------
     Deposits and licenses                         $    168,335     $     23,042
     Deferred loan costs                                130,000               --
                                                   ------------     ------------

     TOTAL                                         $    298,335     $     23,042
                                                   ============     ============

5. ACCRUED EXPENSES

Accrued expenses consisted of the following amounts at December 31:

                                                      2005              2004
                                                   ------------     ------------
     Computer software                             $    125,000     $         --
     Workers' compensation                               90,786          160,000
     Contracted services                                 88,555               --
     Professional and directors' fees                    97,257           90,000
     Other                                               35,229               --
                                                   ------------     ------------

     TOTAL                                         $    436,827     $    250,000
                                                   ============     ============

6. DEBT (INCLUDING RELATED PARTY)

ADVANCES FROM STOCKHOLDER

Short-term related-party borrowings at December 31, 2004 consisted of $300,000 in promissory notes owed to a stockholder of the Company, which were executed in September 2003 and January 2004. Each note had a stated maturity of six months and was renewable at maturity upon approval of both parties. The notes included interest at 16% per annum and were subject to a 10% origination fee at the time of inception or renewal. In March and April 2005, those notes and all accrued interest were repaid by the Company. Interest expense incurred on these borrowings was $10,435 and $45,999 in 2005 and 2004, respectively.

CREDIT FACILITY

On November 10, 2005, the Company obtained a $1.3 million revolving line of credit provided by its bank to support working capital needs of which the Company had approximately $450,000 available as of December 31, 2005. Interest on outstanding borrowings, which are limited to 70% of eligible accounts receivable, is charged at the bank's prime rate plus 0.5%, for an effective rate of 7.75% as of December 31, 2005. Borrowings are secured by all assets of the Company and the personal guarantee of two of its principal stockholders. The credit agreement also includes customary financial covenants, including minimum levels of tangible net worth and a fixed-charge coverage ratio. Those covenants were both waived by the bank as of December 31, 2005 as the Company had not met those requirements.

LONG-TERM DEBT

Long-term debt consists of the following obligations at December 31:

                                                              2005         2004
                                                           ---------   ---------
     Note payable to a former employee due in equal
     quarterly installments of $14,046 through
     January 2009, including interest charged at 5%.       $ 167,480   $ 213,773

     Note payable to a third party seller due
     through August 2006 in monthly installments
     of $33,308 including interest at 8%,
     collateralized by a pledge of a 50% interest in
     FHHS Florida (Note 2).                                  227,060          --
                                                           ---------   ---------

     Total long-term debt                                    394,540     213,773
     Less current portion                                    275,728      46,295
                                                           ---------   ---------

     LONG-TERM DEBT, NET OF CURRENT PORTION                $ 118,812   $ 167,478
                                                           =========   =========

Scheduled principal maturities of long-term debt for each of the years succeeding December 31, 2005 are summarized as follows:

     YEAR                                                      AMOUNT
                                                              ---------
     2006                                                     $ 275,728
     2007                                                        51,163
     2008                                                        53,778
     2009                                                        13,871
                                                              ---------

     TOTAL FUTURE PRINCIPAL PAYMENTS                          $ 394,540
                                                              =========

7. LEASES

The Company's corporate operations are structured with leased software and furniture which meet capitalization criteria specified by generally accepted accounting principles. The net book value of assets held under capitalized leases and included in the consolidated balance sheets is summarized as follows at December 31:

                                                             2005         2004
                                                           ---------   ---------
     Computer software and hardware                        $ 361,344   $      --
     Furniture and fixtures                                  143,410          --
                                                           ---------   ---------

     Total                                                   504,754          --
     Less accumulated amortization                            23,564          --
                                                           ---------   ---------

     NET BOOK VALUE                                        $ 481,190   $      --
                                                           =========   =========

The Company is a party to various non-cancelable operating leases primarily related to office space and office equipment. These branch location lease agreements have terms that generally range from between one and five years, with renewal options.

As of December 31, 2005, the Company had the following future minimum lease payments required under capitalized leases (including Note 13) and under non-cancelable operating leases:

                                                        CAPITALIZED  NON-CANCELABLE
      YEAR                                                 LEASES    OPERATING LEASES
      ----                                              -----------  ----------------
      2006                                              $ 120,683    $   575,651
      2007                                                126,078        440,220
      2008                                                119,204        327,971
      2009                                                118,578        122,569
      2010                                                 91,664         53,535

      Total minimum payments due                          576,207    $ 1,519,946
                                                                     ===========

      Less amounts representing interest,
          imputed at rates ranging from 6.99%
          to 8.75%                                                        98,466
      Less amount from new lease (Note 13)                               263,345
      Present value of net minimum
          lease payments                                                 214,396
      Less current portion                                                45,907
                                                                     -----------

      NET CAPITAL LEASE OBLIGATION                                   $   168,489
                                                                     ===========

Rent expense was approximately $466,000 and $ 331,000 in 2005 and 2004, respectively.

8. FEDERAL INCOME TAXES

As of December 31, 2004, the Company was treated as a partnership for federal income tax purposes and thus did not incur income taxes. See the Summary of Significant Accounting Policies for disclosure of the pro forma income tax affect on 2004 earnings.

The benefit for income taxes consists of the following components for the year ended December 31, 2005.

      Current                                            $      --
      Deferred                                             120,000
                                                         ---------

      TOTAL BENEFIT                                      $ 120,000
                                                         =========

Income taxes do not include Michigan single business tax which is, in part, a value added tax and included in Selling, General and Administrative expenses. Florida operations are subject to state income taxes which were insignificant in 2005.

A reconciliation of the benefit for income taxes, and the amount computed by applying the statutory federal income tax rates to the loss before income taxes is as follows for the year ended December 31, 2005:

      Benefit at 34% statutory rate                      $ 133,000
      Effect of nondeductible meals and
          entertainment costs                              (13,000)
                                                         ---------

      NET BENEFIT                                        $ 120,000
                                                         =========

The net benefit was established by a $120,000 net deferred tax asset classified in the current asset section of the December 31, 2005 balance sheet as management believes the amount will be realized from operations during 2006.

At December 31, 2005, the Company has net tax operating losses of approximately $350,000 available for carry forward to offset future federal taxable income. These future tax benefits will expire in 2025 if unused.

9. RELATED PARTY TRANSACTIONS

Advances to affiliates at December 31, 2005 and 2004 consist of amounts due from primarily one entity related to the Company by virtue of common ownership The affiliate earns fees for various contract services provided to certain Company locations in Florida that are offset against the advances as the fees are earned. The arrangement was terminated effective January 1, 2006 and the Company expects full settlement of such amounts, although not necessarily within the next year. Contract service fees earned by the affiliate totaled $160,000 and $0 for the years ended December 31, 2005 and 2004, respectively.

Advances from affiliate at December 31, 2004 consisted entirely of amounts due from one entity related to the Company by virtue of common ownership.

A director of the Company is related to one of its principal stockholders. In addition to outside director fees of $30,000, the director also earned $30,000 for providing human resource services to the Company's Michigan operations during 2005. Both amounts were included in accrued expenses as of December 31, 2005 and are expected to be settled in shares of the Company's common stock. Another relative of this principal stockholder is an employee with an annual salary of $80,000 who provides clinical oversight for all of the Company's locations.

During 2004, the Company recognized a loss of approximately $25,000 in connection with the sale of certain vehicles to one of its stockholders. At December 31, 2004, the Company had a receivable recorded of $30,000 from the stockholder related to this sale which was subsequently reimbursed in early 2005.

10. SUPPLEMENTAL CASH FLOWS INFORMATION

During 2005 and 2004, the Company paid approximately $47,000 and $55,000, respectively, for interest. The Company paid no income taxes during 2005 and 2004.

11. COMMITMENT AND CONTINGENCIES

LEGAL AND REGULATORY MATTERS

The Company is involved in litigation and regulatory investigations arising in the ordinary course of business. Management estimates that these matters will be resolved without a material adverse effect on the Company's future financial position, results of operations or cash flows.

LOT PURCHASE AND DEVELOPMENT AGREEMENT

The Company has established a wholly-owned subsidiary, RPRE Holdings, to purchase real estate and a new building to support the expansion of its operations in southwest Florida. Specifically, the subsidiary has entered into a lot purchase and development agreement to acquire a 5,000 square foot building including the building lot, site upgrades and fees. The total purchase price is approximately $970,000 with 10% due at the signing of the agreement, 50% due at closing and the remaining balance due upon applicable construction benchmarks. The Company can cancel the agreement and forfeit any deposit monies at any point prior to closing. As of December 31, 2005, a $97,000 deposit was included in other assets on the consolidated balance sheet. Financing for the remaining purchase price has been negotiated with the Company's lender under a non-binding term sheet and the Company anticipates that it will close on the agreement prior to September 2006.

12. LOSS ON ACQUISITION OF SOFTWARE AND OTHER ASSETS

In January 2004, the Company executed a Software Purchase Agreement with an individual whereby the Company purchased a software package and other assets in exchange for the payment of $100,000 in cash and the assumption of $247,000 in notes payable. The Company concurrently executed an employment agreement with the individual that was subsequently modified and completed in January 2006. During 2004, the Company determined that the software was not suitable for its intended purpose and the other assets had little, if any, future benefit, and accordingly, the Company wrote off the entire acquisition cost as a loss. Such loss is presented below operating results in the accompanying 2004 consolidated statement of operations.

13. SUBSEQUENT EVENTS

CAPITAL LEASE

On January 30, 2006, the Company entered into a Master Lease Agreement for the lease of certain computer software and hardware used to run its clinical operations and to facilitate its billing and collection processes. The total value of the hardware and software included in the lease was approximately $250,000. Under the lease, which meets capitalization criteria specified by generally accepted accounting principles, the Company is obligated to pay approximately $5,400 per month for a total of 60 months with a bargain purchase option at the end of its term. On the consolidated balance sheet as of December 31, 2005, the obligation was included in both accounts payable and accrued expenses in amounts of approximately $125,000, respectively. For informational purposes, the eventual lease obligation is included in the totals for future minimum lease payments in Note 7 of these consolidated financial statements.

BUSINESS ACQUISITION

On April 5, 2006, we entered into and closed on a Purchase and Sale Agreement between us, New PTRS, ("Buyer"), Coastal Health Care Solutions, LLC, a Florida limited liability company ("CHCS"), Professional Therapy & Rehabilitation Services, LLC, a Florida limited liability company ("PTRS LLC"), Professional Therapy & Rehab Services, Inc., a Florida corporation ("PTRS Inc."), Nursing Solutions International, Inc., a Florida corporation ("NSI"), Marc Domb ("Domb"), and David Kyle ("Kyle").

PTRS Inc. and NSI each owned 50% of the membership interests of CHCS and PTRS LLC. Domb owned 100% of the issued and outstanding shares of capital stock of PTRS Inc., and is an executive officer of PTRS Inc., PTRS LLC and CHCS. Kyle owned 100% of the issued and outstanding shares of capital stock of NSI Inc. and is an executive officer of NSI, PTRS LLC and CHCS.

Pursuant to the Purchase Agreement, we purchased substantially all of the assets of CHCS, PTRS LLC and PTRS Inc. (collectively, "Sellers") through Buyer. Under the terms of the Purchase Agreement, we agreed to pay to Sellers an aggregate purchase price of:

      (a) $4,224,578, payable in cash at closing, which equals the difference between: (i) 65% of the Sellers' combined earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period beginning July 1, 2004 and ended June 30, 2005, multiplied by five ("Down Payment"); and
      (ii) one-half of the purchase price adjustment ("Adjustment Amount");

      (b) an amount (to be determined), payable in cash on the first anniversary of the closing, equal to the sum of: (i) the difference between (A) the Sellers' combined EBITDA for the period beginning January 1, 2005 and ended December 31, 2005, multiplied by five, and (B) the sum of the Down

      Payment and the Adjustment Amount; and (ii) interest in an amount equal to 8% of the amount paid pursuant to this paragraph (b)(i).

      (c) an amount (to be determined), payable on the first anniversary of the closing in shares of our common stock, par value $0.001, as valued based on the average daily closing price during the period beginning June 1, 2006 and ending June 30, 2006, equal to the difference between: (i) the Seller's combined EBITDA for the period beginning July 1, 2005 and ending at the closing, and the Buyer's EBITDA for the period beginning at the closing and ending June 30, 2006; multiplied by five; and (ii) the Sellers' combined EBITDA for the period beginning January 1, 2005 and ended December 31, 2005, multiplied by five.

      (d) an amount (to be determined), payable on the second anniversary of the closing in shares of our common stock as valued based on the average daily closing price during the period beginning June 1, 2007 and ending June 30, 2007, equal to the difference between: (i) the Buyer's EBITDA for the period beginning July 1, 2006 and ending June 30, 2007, multiplied by five; and (ii) the sum of the cash and the value of the shares of common stock transferred to Seller pursuant to paragraphs (a) through (c) above.

The total number of shares of common stock to be issued by us to Sellers shall not exceed one million shares.

In connection with the Purchase Agreement, Messrs. Ruark and Pilkington, directors, executive officers and principal stockholders of the Company, entered into an agreement with Sellers pursuant to which Messrs. Ruark and Pilkington will assign and deliver to Sellers, for no further consideration, any additional shares of common stock to which Sellers would be entitled, but for the one million share limitation contained in the Purchase Agreement, based upon the earnings of Sellers businesses for the periods specified in paragraphs (c) and
(d) above.

PTRS Inc., NSI, Domb and Kyle (collectively, "Seller Equityholders") joined the Purchase Agreement to make the representations, warranties, covenants and indemnifications set forth in the Purchase Agreement. Also, Domb and Kyle agreed to be employed by and not to compete with us, and Sellers and NSI agreed not to compete with Buyer or us.

AMENDED LOAN AGREEMENT

On April 5, 2006 ("Effective Date"), we entered into an Amended and Restated Loan Agreement with our bank as "Lender." The Amended Loan Agreement replaces the Loan Agreement between us and Lender with Master Revolving Note and Security Agreement all dated November 10, 2005. In addition to the $1,300,000 revolving line of credit previously extended to us by Lender pursuant to the Loan Agreement and the line of credit note ("Master Revolving Note"), the Amended Loan Agreement provides for a term loan of up to $3,750,000 to finance a portion of the consideration to be paid by us to Sellers under the Purchase Agreement.

The term loan is evidenced by a term note dated the April 5, 2006 in the principal amount of $3,750,000. The principal of the term note is payable in equal installments of $125,000 per month plus interest for the first twelve months and $187,500 per month plus interest in year two. All outstanding principal and accrued but unpaid interest is due and payable on April 5, 2008 (unless sooner accelerated pursuant to the Amended Loan Agreement). The outstanding principal balance of the Master Revolving Note and the term note shall bear interest at a rate equal to the greater of (a) the prime rate or (b) the overnight rate plus 1%; plus or minus 0.50% in the case of advances under the line of credit, or 1.50% in the case of the term loan.

As a fee for the term loan, we (a) delivered to Lender on April 5, 2006 a warrant for the purchase of 250,000 shares of common stock at a strike price of $1.20 per share, exercisable for five years following the Effective Date; and
(b) shall, on July 5, 2006, either (i) pay to Lender the entire outstanding balance of the term loan plus accrued interest, or (ii) pay to Lender a commitment fee of $28,125, and deliver a warrant for the purchase of an additional 50,000 shares of common stock at a strike price of $1.20 per share, exercisable for five years following the Effective Date.

The line of credit and term loan are collateralized by a security interest in substantially all of our assets pursuant to a Security Agreement dated April 5, 2006, and certain property of Mr. Ruark pursuant to Aircraft Security Agreements and Continuing Collateral Mortgages, each dated April 5, 2006. The line of credit and term loan are also secured by the corporate guarantees of Buyer, FHHS Michigan, and FHHS Illinois (collectively, "Corporate Guarantors"), and the personal guarantees of Messrs. Ruark and Pilkington.

The Amended Loan Agreement contains customary affirmative covenants for this type of financing arrangement including maintenance of books and records, notice of adverse events, maintenance of insurance, payment of taxes, and no payments on any subordinated indebtedness. There are also negative covenants against the issuance of shares of our capital stock, borrowing money, acting as a guarantor, subordinating any obligations, creating liens, transferring assets outside the ordinary course of business, making certain organizational changes and extending credit other than trade credit.

We also agreed to comply with the following financial covenants: (a) maintain a tangible net worth of not less than $856,000 from March 31, 2006 until December 30, 2006, $1,850,000 from December 31, 2006 until December 30, 2007, and
$2,282,000 from December 31, 2007 and at all times thereafter; and (b)\ maintain a fixed-charge coverage ratio of not less than 1.25 to 1.00. The Amended Loan Agreement provides for customary events of default, including failure to pay principal, interest or fees when due, breach of covenants, termination of any guarantees of the indebtedness, commencement of certain insolvency or receivership events, adverse changes in our business and change of our management or majority ownership. Upon the occurrence of an event of default, all outstanding obligations may be accelerated and declared immediately due and payable.

14. COMMON STOCK OPTIONS

On December 15, 2005, the Board of Directors authorized the issuance to Mr. Ruark, the Company's Chief Executive Officer and President, options to purchase 650,000 shares of our common stock at an exercise price of $0.20 per share. The options are immediately exercisable and expire on December 15, 2015. The options were issued in consideration of Mr. Ruark's personal guaranty of a $1.3 million credit facility extended to us by our bank, which guaranty was required as a condition to the granting of the loan. The number of options was determined by reference to a formula of 10% of the amount of the loan amount (i.e., $130,000) divided by the grant date value per share of $0.20, which formula was determined by the Board of Directors to represent a fair basis upon which to compensate Mr. Ruark for his personal guaranty.

We recorded the estimated fair value of the guaranty, $130,000, as additional paid in capital and deferred financing costs which are included in other assets on the December 31, 2005 consolidated balance sheet. The financing costs are being amortized as interest expense over the estimated commitment term of the revolving credit facility.

15. FOURTH QUARTER ADJUSTMENTS

During the quarter ended December 31, 2005, the Company recorded approximately $590,000 of downward pre-tax adjustments to reduce Medicare revenues to their net realizable value and to accrue discretionary bonus compensation. The aggregate effect of such adjustments was to reduce net operating results by approximately $407,000 ($0.02 per share).

                                    * * * * *

                        FAMILY HOME HEALTH SERVICES INC.

                          CONSOLIDATED BALANCE SHEETS



                                                                          (UNAUDITED)
                                                                   MARCH 31,     DECEMBER 31,
                                                                  -----------    ------------
                                                                      2006           2005
                                                                  -----------    ------------
                      ASSETS
CURRENT ASSETS
       Cash and cash equivalents                                  $    50,308    $     55,109
       Accounts receivable, net                                     3,156,729       2,295,718
       Current portion of advances to affiliates                      133,599         115,599
       Prepaid expenses and other current assets                      174,816         135,844
       Deferred income taxes                                          150,000         120,000
                                                                  -----------    ------------

TOTAL CURRENT ASSETS                                                3,665,452       2,722,270

Net property and equipment                                            841,711         782,256

Other assets                                                          283,782         298,335

Goodwill                                                            1,250,000       1,250,000
                                                                  -----------    ------------

TOTAL ASSETS                                                      $ 6,040,945    $  5,052,861
                                                                  ===========    ============

         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
       Accounts payable                                           $   548,119    $    494,141
       Line-of-credit borrowings                                      802,399         485,208
       Current portion of long-term debt                              180,326         275,728
       Current portion of capital lease obligations                    91,122          45,907
       Accrued compensation                                           684,145         474,750
       Accrued expenses                                               317,327         436,827
       Deferred revenue                                             1,609,558       1,160,000
                                                                  -----------    ------------

TOTAL CURRENT LIABILITIES                                           4,232,996       3,372,561

Long-term debt, net of current portion                                118,272         118,812

Capital lease obligations, net of current portion                     366,596         168,489
                                                                  -----------    ------------

TOTAL LIABILITIES                                                   4,717,864       3,659,862

COMMITMENT (NOTE 6)

STOCKHOLDERS' EQUITY
       Common stock, $.001 par value; authorized 50,000,000
         shares, issued and outstanding 26,617,254 shares              26,617          26,617
       Additional paid-in capital                                     729,834         729,834
       Retained earnings                                              566,630         636,548
                                                                  -----------    ------------

TOTAL STOCKHOLDERS' EQUITY                                          1,323,081       1,392,999
                                                                  -----------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 6,040,945    $  5,052,861
                                                                  ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.

                        FAMILY HOME HEALTH SERVICES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       (UNAUDITED)
                                                THREE MONTHS ENDED MARCH 31,
                                                ----------------------------
                                                    2006          2005
                                                -----------    ------------
REVENUE
   Net Medicare patient service revenue         $ 4,673,104    $  3,839,632
   Management fee income and other revenues          95,587         129,655
                                                -----------    ------------

TOTAL REVENUE                                     4,768,691       3,969,287

Costs of revenue                                  1,922,020       1,315,540
                                                -----------    ------------

GROSS PROFIT                                      2,846,671       2,653,747

Selling, general and administrative expenses      2,917,213       1,827,723
                                                -----------    ------------

OPERATING (LOSS) INCOME                             (70,542)        826,024

Interest expense                                    (29,376)        (12,712)
                                                -----------    ------------

(LOSS) INCOME BEFORE INCOME TAXES (BENEFIT)         (99,918)        813,312

Income taxes (benefit)                              (30,000)        280,000
                                                -----------    ------------

NET (LOSS) INCOME                               $   (69,918)   $    533,312
                                                ===========    ============

BASIC EARNINGS PER SHARE:
   Weighted average shares outstanding           26,617,254      26,250,000
   NET (LOSS) INCOME PER SHARE                  $     (0.00)   $       0.02
                                                ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.

                        FAMILY HOME HEALTH SERVICES INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                        COMMON
                                         STOCK               ADDITIONAL
                               --------------------------     PAID-IN        RETAINED
                                 SHARES         AMOUNT        CAPITAL        EARNINGS         TOTAL
                               ----------    ------------   ------------   ------------    ------------
BALANCES, JANUARY 1, 2005              --    $         --   $        200   $    933,209    $    933,409

Recapitalization Note          26,250,000          26,250             --        (26,250)             --

Net income                                                            --        533,312         533,312
                               --------------------------   ------------   ------------    ------------

BALANCES, MARCH 31, 2005       26,250,000    $     26,250   $        200   $  1,440,271    $  1,466,721
                               ==========================   ============   ============    ============

BALANCES, JANUARY 1, 2006      26,617,254    $     26,617   $    729,834   $    636,548    $  1,392,999

Net loss                                                                        (69,918)
                               --------------------------   ------------   ------------    ------------

BALANCES, MARCH 31, 2006       26,617,254    $     26,617   $    729,834   $    566,630    $  1,323,081
                               ==========================   ============   ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

                        FAMILY HOME HEALTH SERVICES INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              (UNAUDITED)
                                                                      THREE MONTHS ENDED MARCH 31,
                                                                     -----------------------------
                                                                          2006           2005
                                                                     -------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                                    $     (69,918)   $    533,312
Adjustments to reconcile net (loss) income to net cash
   (used in) provided by operating activities
      Depreciation and amortization                                         41,106           4,431
      Deferred income tax benefit                                          (30,000)             --
      Changes in assets and liabilities that provided (used) cash,
           Accounts receivable, net                                       (861,011)         (2,947)
           Prepaid expenses and other current assets                        91,028          (9,372)
           Other assets                                                     14,553          (2,055)
           Accounts payable                                                187,323        (118,149)
           Deferred revenue                                                499,558              --
           Advances from third-party payors                                     --         103,539
           Income taxes payable                                                 --         280,000
           Accrued expenses and other current liabilities                   39,895         210,322
                                                                     -------------    ------------

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                        (87,466)        999,081
                                                                     -------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of property and equipment                                        (88,640)        (73,034)
Advances to affiliates                                                     (18,000)       (124,739)
                                                                     -------------    ------------

NET CASH USED IN INVESTING ACTIVITIES                                     (106,640)       (197,773)
                                                                     -------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES

Net line-of-credit borrowings                                              317,191              --
Repayments on long-term debt                                              (107,863)        (11,334)
Repayments on capital leases                                               (20,023)             --
Repayments on net advances from related-party                                   --        (135,000)
                                                                     -------------    ------------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                        189,305        (146,334)
                                                                     -------------    ------------

(Decrease) increase in cash and cash equivalents                            (4,801)        654,974
Cash and cash equivalents, beginning of period                              55,109         209,088
                                                                     -------------    ------------

Cash and cash equivalents, end of period                             $      50,308   $     864,062
                                                                     =============   =============

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO INTERIM UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Family Home Health Services Inc. (the "Company") include the accounts of the Company and its subsidiaries: FHHS Florida, FHHS Michigan, RPRE Holdings, and New PTRS, which are wholly-owned by the Company, and FHHS Illinois, which is majority-owned by the Company. All material intercompany transactions and accounts have been eliminated in consolidation. The condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. The Company's business normally experiences some seasonality in its operations. In general, operating income tends to be lower in the second and third quarters due to the seasonality of the senior population residing in the Company's South Florida markets. For further information, refer to the financial statements and footnotes included in the Company's recent 10-KSB filing dated May 22, 2006 which contained audited financial statements for the years ended December 31, 2005 and 2004. The Company also closed on a significant business acquisition in April 2006 which will impact expected earnings for the remainder of the year (see Note 11).

NOTE 2 - RECAPITALIZATION

On January 17, 2005, the Company, an inactive public shell company formerly known as Myocash, Inc., issued an aggregate of 20,000,000 shares of its common stock to the members of FHHS Florida in exchange for all of the members' outstanding membership interests in FHHS Florida. Also in connection with the transaction, the Company's former sole stockholder transferred an aggregate of 4,050,000 shares of common stock to the former members of FHHS Florida for no additional consideration. Concurrent with the above transactions, the former members of FHHS Florida became officers of the Company (the former members of FHHS Florida were appointed to the Board of Directors of the Company in November
2004). For accounting purposes, the transaction has been treated as a recapitalization of the Company with FHHS Florida as the acquirer (i.e., a reverse acquisition) and accordingly, the operations presented in these consolidated financial statements are those of FHHS Florida prior to the merger. The financial position of the Company as of the date of the reverse merger was diminimus as the inactive shell company had no business operations. Since the transaction is considered a recapitalization and not a business combination for accounting purposes, no proforma information is presented but if presented, would be essentially the same as the operating results presented herein since the Company had virtually no activity.

NOTE 3 - USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions and select accounting policies that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting year. The Company's consolidated financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

The most critical estimates relate to revenue recognition, the collectibility of accounts receivable and related reserves, obligations under workers compensation, professional liability, Medicare settlement issues, and the realization of deferred income tax assets.

NOTE 4 - SEGMENT INFORMATION

The Company currently operates in one business segment defined by management as providing home health care services to Medicare eligible patients. As of March 31, 2006, that home health segment had operations in Florida, Michigan and Illinois.

NOTE 5 - RECLASSIFICATION

Certain amounts in the unaudited March 31, 2005 and the audited December 31, 2005 financial statements have been reclassified to conform to the classifications used in the current period.

NOTE 6 - COMMITMENT

Lot Purchase and Development Agreement: In October 2005, the Company established a wholly-owned subsidiary, RPRE Holdings, to purchase real estate and a new building to support its growing operation in southwest Florida. Specifically, the subsidiary entered into a lot purchase and development agreement to acquire a 5,000 square foot building including the building lot, site upgrades and fees. The total purchase price is approximately $970,000 with 10% due at the signing of the agreement, 50% due at closing and the remaining balance due upon applicable construction benchmarks. The Company can cancel the agreement and forfeit any deposit monies at any point prior to closing. As of March 31, 2006, a $97,000 deposit was included in "Other Assets" on the balance sheet. Financing for the remaining purchase price has been negotiated with the Company's lender under a non-binding term sheet and the Company anticipates that it will close on the agreement sometime during the third quarter of 2006.

NOTE 7 - LEGAL MATTERS

The Company is involved in litigation and regulatory investigations arising in the normal course of conducting its business. Management estimates that these matters will be resolved without material adverse effect on the Company's future financial position, results of operations or cash flows.

NOTE 8 - COMPUTATIONS OF EARNINGS PER SHARE

Basic earnings or loss per share is based on the weighted average common shares outstanding during the period. Diluted earnings or loss per share includes the dilutive effect of additional potential common shares that could be issued upon the exercise of common stock options.

As of March 31, 2005, there were no adjustments in the computation of diluted earnings per common share since the Company had no common stock equivalents. As of March 31, 2006, diluted loss per share and basic loss per share are equivalent because the assumed exercise of common stock options would be anti-dilutive.

NOTE 9 - NET REVENUES

Under the Prospective Payment System ("PPS") for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient's condition, service needs, and certain other factors. The Company recognizes revenue ratably over the 60 day episodic period. Revenue is subject to adjustment during this period if there are significant changes in the patient's condition during the treatment period.

At the onset of each patient episode, total estimated Medicare billings under PPS are recognized as receivables and deferred revenue. Deferred revenue is subsequently amortized into revenue over the 60-day episodic period with accounts receivable being adjusted by actual cash collections.

The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, including the appropriateness of the clinical assessment of each patient at the time of certification and the level of adjustments to the fixed reimbursement rate for patients who receive a limited number of visits, have significant changes in condition, or are subject to certain other factors during the episode. As a result of these variables, there is at least a reasonable possibility that some patient revenue estimates will fluctuate up or down in the near term. Those differences between estimated and actual reimbursement amounts are deducted from or added to gross accounts receivable as revenue adjustments in the period when the actual reimbursement is first quantified.

NOTE 10 - RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2005, the Commission adopted a new rule that amends the compliance dates for implementation of the Financial Accounting Standard Board's ("FASB") Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123R"). The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company adopted SFAS No. 123R on January 1, 2006. There is no impact from the new standard on the Company's results of operations as there were no new share-based compensation arrangements awarded in the current period.

NOTE 11 - SUBSEQUENT EVENTS

BUSINESS ACQUISITION

On April 5, 2006, the Company entered into and closed on a Purchase and Sale Agreement between the Company, New PTRS, Coastal Health Care Solutions, LLC, a Florida limited liability company ("CHCS"), Professional Therapy & Rehabilitation Services, LLC, a Florida limited liability company ("PTRS LLC"), Professional Therapy & Rehab Services, Inc., a Florida corporation ("PTRS Inc."), Nursing Solutions International, Inc., a Florida corporation ("NSI"), Marc Domb ("Domb"), and David Kyle ("Kyle").

PTRS Inc. and NSI each owned 50% of the membership interests of CHCS and PTRS LLC. Domb owned 100% of the issued and outstanding shares of capital stock of PTRS Inc., and is an executive officer of PTRS Inc., PTRS LLC and CHCS. Kyle owned 100% of the issued and outstanding shares of capital stock of NSI Inc. and is an executive officer of NSI, PTRS LLC and CHCS.

Pursuant to the Purchase Agreement, the Company purchased substantially all of the assets of CHCS, PTRS LLC and PTRS Inc. (collectively, "Sellers") through New PTRS. With those assets, New PTRS will operate a medical staffing and recruiting firm in Southeast Florida.

Under the terms of the Purchase Agreement, the Company agreed to pay to Sellers an aggregate purchase price of:

(a) $4,224,578, payable in cash at closing, which equals the difference between:
(i) 65% of the Sellers' combined earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period beginning July 1, 2004 and ending June 30, 2005, multiplied by five ("Down Payment"); and (ii) one-half of the purchase price adjustment ("Adjustment Amount");

(b) an amount (to be determined), payable in cash on the first anniversary of the closing, equal to the sum of: (i) the difference between (A) the Sellers' combined EBITDA for the period beginning January 1, 2005 and ending December 31, 2005, multiplied by five, and (B) the sum of the Down Payment and the Adjustment Amount; and (ii) interest in an amount equal to 8% of the amount paid pursuant to this paragraph (b)(i).

(c) an amount (to be determined), payable on the first anniversary of the closing in shares of the Company's common stock, par value $0.001, as valued based on the average daily closing price during the period beginning June 1, 2006 and ending June 30, 2006, equal to the difference between: (i) the Seller's combined EBITDA for the period beginning July 1, 2005 and ending at the closing, and the Buyer's EBITDA for the period beginning at the closing and ending June 30, 2006; multiplied by five; and (ii) the Sellers' combined EBITDA for the period beginning January 1, 2005 and ending December 31, 2005, multiplied by five.

(d) an amount (to be determined), payable on the second anniversary of the closing in shares of the Company's common stock as valued based on the average daily closing price during the period beginning June 1, 2007 and ending June 30, 2007, equal to the difference between: (i) the Buyer's EBITDA for the period beginning July 1, 2006 and ending June 30, 2007, multiplied by five; and (ii) the sum of the cash and the value of the shares of common stock transferred to Sellers pursuant to paragraphs (a) through (c) above.

The total number of shares of common stock to be issued by the Company to Sellers shall not exceed one million shares.

In connection with the Purchase Agreement, Messrs. Ruark and Pilkington, directors, executive officers and principal stockholders of the Company, entered into an agreement with Sellers pursuant to which Messrs. Ruark and Pilkington will assign and deliver to Sellers, for no further consideration, any additional shares of common stock to which Sellers would be entitled, but for the one million share limitation contained in the Purchase Agreement, based upon the earnings of Sellers' businesses for the periods specified in paragraphs (c) and
(d) above.

PTRS Inc., NSI, Domb and Kyle (collectively, "Seller Equityholders") joined the Purchase Agreement to make the representations, warranties, covenants and indemnifications set forth in the Purchase Agreement. Also, Domb and Kyle agreed to be employed by and not to compete with the Company, and Sellers and NSI agreed not to compete with Buyer or the Company

AMENDED LOAN AGREEMENT

On April 5, 2006, the Company entered into an Amended and Restated Loan Agreement with its bank as "Lender." The Amended Loan Agreement replaced the Loan Agreement with Master Revolving Note and Security Agreement, between the Company and Lender, all dated November 10, 2005. In addition to the $1,300,000 revolving line of credit previously extended to the Company by Lender pursuant to the loan agreement and the line of credit note, the Amended Loan Agreement provides for a term loan of up to $3,750,000 to finance a portion of the consideration to be paid by the Company to Sellers under the Purchase Agreement.

The term loan is evidenced by a term note dated the April 5, 2006 in the principal amount of $3,750,000. The principal of the term note is payable in equal installments of $125,000 per month plus interest for the first twelve months and $187,500 per month plus interest in year two. All outstanding principal and accrued but unpaid interest is due and payable on April 5, 2008 (unless sooner accelerated pursuant to the Amended Loan Agreement). The outstanding principal balance of the master revolving note and the term note shall bear interest at a rate equal to the greater of (a) the prime rate or (b) the overnight rate plus 1%; plus or minus 0.50% in the case of advances under the line of credit, or 1.50% in the case of the term loan.

As a fee for the term loan, the Company (a) delivered to Lender on April 5, 2006 a warrant for the purchase of 250,000 shares of common stock at a strike price of $1.20 per share, exercisable for five years; and (b) agreed, on July 5, 2006, either (i) pay to Lender the entire outstanding balance of the term loan plus accrued interest, or (ii) pay to Lender a commitment fee of $28,125, and deliver a warrant for the purchase of 50,000 shares of common stock at a strike price of $1.20 per share, exercisable for five years.

The line of credit and term loan are collateralized by a security interest in substantially all assets of the Company pursuant to a Security Agreement dated April 5, 2006, and certain property of Mr. Ruark pursuant to Aircraft Security Agreements and Continuing Collateral Mortgages, each dated April 5, 2006. The line of credit and term loan are also secured by the corporate guarantees of New PTRS, FHHS Florida, FHHS Michigan, and FHHS Illinois, and the personal guarantees of Messrs. Ruark and Pilkington.

The Amended Loan Agreement contains customary affirmative covenants for this type of financing arrangement including maintenance of books and records, notice of adverse events, maintenance of insurance, payment of taxes, and no payments on any subordinated indebtedness. There are also negative covenants against the issuance of shares of the Company's capital stock, borrowing money, acting as a guarantor, subordinating any obligations, creating liens, transferring assets outside the ordinary course of business, making certain organizational changes and extending credit other than trade credit.

The Company also agreed to comply with the following financial covenants: (a) maintain a tangible net worth of not less than $4,856,000 from March 31, 2006 until December 30, 2006, $1,850,000 from December 31, 2006 until December 30, 2007, and $2,282,000 from December 31, 2007 and at all times thereafter; and (b) maintain a fixed-charge coverage ratio of not less than 1.25 to 1.00. The Amended Loan Agreement provides for customary events of default, including failure to pay principal, interest or fees when due, breach of covenants, termination of any guarantees of the indebtedness, commencement of certain insolvency or receivership events, adverse changes in the business of the Company and change of the Company's management or majority ownership. Upon the occurrence of an event of default, all outstanding obligations may be accelerated and declared immediately due and payable.

EQUITY FUNDING AGREEMENT

On May 24, 2006, we entered into and closed a funding agreement with Barron Partners, LP ("Barron"). Pursuant to a Preferred Stock Purchase Agreement that was dated effective May 18, 2006, which set forth the terms of the funding, we agreed to issue 4,375,000 shares of restricted Series A Preferred Stock to Barron at $0.40 per share for gross proceeds of $1,750,000. The Series A Preferred Stock is convertible into an equivalent number of shares of our common stock on a share-for-share basis, and is subject to adjustment in the event of certain corporate transactions.

We also issued to Barron 4,000,000 A Warrants exercisable at $0.60 per share, 1,750,000 B Warrants exercisable at $.75 per share, and 5,750,000 C Warrants exercisable at $2.80 per share. The warrants are exercisable immediately and expire on May 24, 2011. At any time that the average closing sale price of our common stock is equal to or in excess of $1.02 for the A Warrants, $1.30 for the B Warrants and $4.76 for the C Warrants, for a period of at least seventeen (17) out of twenty (20) consecutive trading days, or in the case of the C Warrants the Company acquires another company in the home health care industry at a multiple not to exceed 5.5 times the acquired company's trailing EBITDA, and in each case there is an effective registration statement covering the shares underlying the warrants, we have the right, upon twenty days written notice to the warrant holders, to call the warrant for cancellation at the exercise price in whole or in part.

Under our agreements with Barron, if we fail to meet certain per share income targets for 2006, we will decrease the conversion value of the Series A Preferred Stock and the exercise price of the Warrants to a maximum decrease of 40% if we are below the targets and a maximum of 70% if we have no income or if we incur a net loss. The Preferred Stock Purchase Agreement also prevents any executive officer or director of our company from selling any shares for a period of eighteen months from the closing date.

Concurrently with the entry into and closing upon the Preferred Stock Purchase Agreement on May 24, 2006, we entered into a Registration Rights Agreement with Barron pursuant to which we agreed to register the common shares issuable upon conversion of the outstanding shares of the Series A Preferred Stock and the common shares issuable upon exercise of the warrants held by Barron.

Under our agreements with Barron we have also agreed to take the following actions when indicated:

      - Twenty days after filing a Schedule 14C with the Commission, to amend our articles of incorporation to increase our authorized capitalization to 100,000, 000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $.001 per share.

      - To file a certificate of designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

      - Immediately upon the filing of the amended articles of incorporation and certificate of designations and in any event within 35 days following the closing date, to issue the share certificates for the Series A Preferred Stock.

      - Within 45 days after closing, to file a registration statement covering the resale of such registrable securities as determined by Barron.

      - Within 60 days after the closing date, to apply for listing on higher exchange or trading market.

      - Within 90 days of closing date, to cause the appointment of the majority of the board of directors to be qualified independent directors.

      - Within 90 days of closing date, to cause the appointment of a majority of outside directors to the audit and compensation committees of the board of directors.

The Preferred Stock Purchase Agreement, the Registration Rights Agreement and the Warrants all contain liquidated damages provisions requiring us to issue additional shares or cash to Barron if we breach our covenants.

The maximum potential funding pursuant to our agreements with Barron, including the purchase of the Series A Preferred Stock and assuming the exercise of all of the warrants, of which there is no assurance, is approximately $22,000,000. At closing, we paid a $50,000 due diligence fee to Barron and agreed to issue the following consideration to the following listed financial advisers for services rendered by them to us in connection with this transaction: Westminster, which acted as placement agent for this transaction, $87,500 plus a non-accountable expense allowance of $52,500, 437,000 shares of Series A Preferred Stock, 400,000 A Warrants, 175,000 B Warrants and 575,000 C Warrants issuable to Westminster or its designees, including Park Financial Group, Inc.

Also in connection with the above transaction, on May 24, 2006, we entered into a Placement Agent Agreement with Westminster dated effective January 25, 2006, pursuant to which Westminster would act as the exclusive placement agent for the Company on a best efforts basis with respect to the offering of securities to Barron. For acting as Placement Agent, Westminster or its designees received the consideration consisting of cash and securities as described above. We also agreed to register the common shares underlying the warrants and the Series A Preferred Stock issued to Westminster. Further, on May 9, 2006, we issued 50,000 shares of our common stock as a retainer pursuant to the terms of our engagement letter dated effective January 25, 2006 with Westminster.

CAPITAL STOCK

On July 5, 2006, we amended and restated our articles of incorporation to increase the number of common shares authorized from 50,000,000 to 100,000,000 shares. We also increased the number of preferred shares from 5,000,000 to 10,000,000, all of which is Series A Preferred with certain rights and preferences which include, but are not limited to, no dividends or voting rights and conversion rights under certain circumstances into common stock on a one-to-one basis.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation state that the liability of directors and officers of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. They further state that, in addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Company in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Company, must be paid, by the Company or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Our Bylaws provide that we shall indemnify to the fullest extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation. We have entered into indemnity agreements with our directors and officers.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Acts, it is the position of the Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth various expenses, which will be incurred in connection with the registration of our securities. Other than the Commission Registration Fee, the amounts set forth below are estimates:

SEC Registration Fee                                     $   2,579
Transfer Agent Fees                                      $   1,000
Accounting Fees and Expenses                             $  12,500
Legal Fees and Expenses                                  $  30,000
Printing and EDGAR costs                                 $   5,000
                                                         =========
Total                                                    $  51,079
                                                         =========

                     RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth our sales of securities during the last three years, which securities were not registered under the Securities Act. Except as described below, no underwriters were employed with respect to the sale of any of the securities listed below.

OWNERSHIP EXCHANGE AGREEMENT

On January 17, 2005, we entered into and closed on an Ownership Exchange Agreement by and among the Company, FHHS Florida, and Messrs. Ruark and Pilkington, pursuant to which the Company simultaneously acquired FHHS Florida. In connection with that acquisition, on January 17, 2005, we issued an aggregate of 20,000,000 shares of our common stock to Messrs. Ruark and Pilkington in exchange for all of the outstanding membership interests in FHHS Florida. Messrs. Ruark and Pilkington were each 50% holders of the membership interests of FHHS Florida.

We issued those shares in reliance upon the exemption from registration for non-public offerings under Section 4(2) of the Securities Act, based on the facts that the transaction was privately negotiated; there was no general solicitation and Messrs. Ruark and Pilkington are accredited and sophisticated investors.

ACQUISITION OF FHHS MICHIGAN

On July 1, 2005, we entered into and closed on a Purchase Agreement by and between us and Messrs. Ruark and Pilkington, pursuant to which we acquired from Messrs. Ruark and Pilkington all of their rights and interests in and to 1,000 issued and outstanding units of FHHS Michigan.

In connection with that acquisition, the Company, on July 8, 2005, issued an aggregate of 365,854 shares of its common stock to Messrs. Ruark and Pilkington in exchange for all of their rights and interests in and to

1,000 issued and outstanding units of FHHS Michigan. Messrs. Ruark and Pilkington together held 50% of the units of FHHS Michigan.

We issued those shares in reliance upon the exemption from registration for non-public offerings under Section 4(2) of the Securities Act, based on the facts that the transaction was privately negotiated, there was no general solicitation and Messrs. Ruark and Pilkington are accredited and sophisticated investors.

ACQUISITION OF ASSETS OF FLORIDA ENTITIES

On April 5, 2006, we entered into and closed on a Purchase and Sale Agreement between the Company, New PTRS, Coastal Health Care Solutions, LLC ("CHCS"), Professional Therapy & Rehabilitation Services, LLC ("PTRS LLC"), Professional Therapy & Rehab Services, Inc. ("PTRS Inc."), Nursing Solutions International, Inc. ("NSI"), Marc Domb ("Domb"), and David Kyle ("Kyle"). PTRS Inc. and NSI each owned 50% of the membership interests of CHCS and PTRS LLC.

Pursuant to the Purchase and Sale Agreement, New PTRS ("Buyer") purchased substantially all of the assets of CHCS, PTRS LLC and PTRS Inc. (collectively, "Sellers"). Under the terms of the Purchase Agreement, Buyer agreed to pay to Sellers an aggregate purchase price of:

      (a) $4,224,578, payable in cash at closing, which equals the difference between: (i) 65% of the Sellers' combined earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period beginning July 1, 2004 and ending June 30, 2005, multiplied by five "Down Payment"); and (ii) one-half of the purchase price adjustment ("Adjustment Amount");

      (b) an amount (to be determined), payable in cash on the first anniversary of the closing, equal to the sum of: (i) the difference between (A) the Sellers' combined EBITDA for the period beginning January 1, 2005 and ending December 31, 2005, multiplied by five, and (B) the sum of the Down Payment and the Adjustment Amount; and (ii) interest in an amount equal to 8% of the amount paid pursuant to this paragraph (b)(i).

      (c) an amount (to be determined), payable on the first anniversary of the closing in shares of our common stock as valued based on the average daily closing price during the period beginning June 1, 2006 and ending June 30, 2006, equal to the difference between: (i) the Seller's combined EBITDA for the period beginning July 1, 2005 and ending at the closing, and the Buyer's EBITDA for the period beginning at the closing and ending June 30, 2006; multiplied by five; and (ii) the Sellers' combined EBITDA for the period beginning January 1, 2005 and ending December 31, 2005, multiplied by five.

      (d) an amount (to be determined), payable on the second anniversary of the closing in shares of our common stock as valued based on the average daily closing price during the period beginning June 1, 2007 and ending June 30, 2007, equal to the difference between: (i) the Buyer's EBITDA for the period beginning July 1, 2006 and ending June 30, 2007, multiplied by five; and (ii) the sum of the cash and the value of the shares of common stock transferred to Sellers pursuant to paragraphs (a) through (c) above.

The total number of shares of common stock to be issued by the Company to Sellers shall not exceed one million shares. Those shares will be issued in reliance upon the exemption from registration for non-public offerings under
Section 4(2) of the Securities Act, based on the facts that the transaction was privately negotiated, there was no general solicitation and the Sellers are accredited and sophisticated investors.

BARRON FUNDING TRANSACTION

On May 24, 2006, we entered into and closed a funding agreement with Barron Partners, LP ("Barron"). Pursuant to a Preferred Stock Purchase Agreement that was dated effective May 18, 2006, which set forth the terms of the funding, we agreed to issue 4,375,000 shares of Series A Preferred Stock to Barron at $0.40 per share for gross proceeds of $1,750,000. The Series A Preferred Stock is convertible into shares of our common stock on a share-for-share basis, and is subject to adjustment in the event of certain corporate transactions.

We also issued to Barron 4,000,000 A Warrants exercisable at $0.60 per share, 1,750,000 B Warrants exercisable at $.75 per share, and 5,750,000 C Warrants exercisable at $2.80 per share. The warrants are exercisable immediately and expire on May 24, 2011. At any time that the average closing sale price of our common stock is equal to or in excess of $1.02 for the A Warrants, $1.30 for the B Warrants and $4.76 for the C Warrants, for a period of at least seventeen (17) out of twenty (20) consecutive trading days, or in the case of the C Warrants the Company acquires another company in the home health care industry at a multiple not to exceed 5.5 times the acquired company's trailing EBITDA, and in each case there is an effective registration statement covering the shares underlying the warrants , we have the right, upon twenty days written notice to the warrant holders, to call the warrant for cancellation at the exercise price in whole or in part.

The maximum potential funding pursuant to our agreement with Barron, including the purchase of the Series A Preferred Stock and assuming the exercise of all of the warrants, of which there is no assurance, is approximately $22,000,000. At closing, we paid a $50,000 due diligence fee to Barron and agreed to issue the following consideration to the following listed financial advisers for services rendered by them to us in connection with this transaction:

Westminster, which acted as placement agent for this transaction - $87,500 plus a non-accountable expense allowance of $52,500, 350,000 shares of Series A Preferred Stock, 320,000 "A" Warrants, 140,000 "B " Warrants and 460,000 "C" Warrants. At Westminster's direction, the securities were issued to Westminster and the following principals of Westminster:

Westminster Securities Corporation     104,880 Preferred Shares
                                       96,000 "A" Warrants
                                       42,000 "B" Warrants
                                       138,000 "C" Warrants

Todd M. DeMatteo                       122,360 Preferred Shares
                                       112,000 "A" Warrants
                                       49,000 "B" Warrants
                                       161,000 "C" Warrants

Robert J. Onesti                       122,360 Preferred Shares
                                       112,000 "A" Warrants
                                       49,000 "B" Warrants
                                       161,000 "C" Warrants

Park Financial Group, Inc., which provided certain investment banking services to the Company in connection with the funding transaction - 87,400 shares of Series A Preferred Stock, 80,000 "A" Warrants, 35,000 "B" Warrants and 115,000 "C" Warrants.

Cove Hill Advisory Services, Inc. which provided certain broker-dealer services to the Company - $35,000.

MidTown Partners, which provided certain broker-dealer services to the Company in connection with the funding transaction - $35,000.

Also in connection with the above transaction, on May 24, 2006, we entered into a Placement Agent Agreement with Westminster, dated effective January 25, 2006, pursuant to which Westminster would act as the exclusive placement agent for the Company on a best efforts basis with respect to the offering of securities to Barron. For acting as Placement Agent, Westminster or its designees received the consideration consisting of cash and securities as described above. We also agreed to register the common shares underlying the warrants and the Series A Preferred Stock issued to Westminster. Further, on May 9,

2006, we issued 50,000 shares of our common stock as a retainer pursuant to the terms of our engagement letter with dated effective January 25, 2006 with Westminster to the following persons:

Westminster Securities Corporation                         15,000
Todd M. DeMatteo                                           17,500
Robert J. Onesti                                           17,500


The securities were issued and are to be issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) and/or Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. Barron, Westminster and Park were accredited investors as defined in Rule 501 of Regulation D, the transactions were privately negotiated, resale restrictions on the securities were imposed and there was no general solicitation.

COMERICA WARRANTS

On April 5, 2006 we entered into an Amended and Restated Loan Agreement with Comerica Bank. As part of the fee for the loan, the Company delivered to Comerica Bank a warrant for the purchase of 250,000 shares of common stock at a price of $1.20 per share, exercisable for five years. The warrant delivered to Comerica Bank contain anti-dilution provisions and registration rights requiring us to include the shares issuable upon exercise of the warrants in any registration statement filed by us on Form SB-2. Based on our issuances of shares and warrants in our transaction with Barron Partners, LP, which is described below, we adjusted the number of shares issuable to Comerica Bank upon exercise of the warrants issued to it to 294,117 at a price of $1.02 per share. In addition, under certain covenants in the loan agreement, we also delivered to Comerica Bank a warrant for the purchase of 50,000 shares of common stock at a price of $1.20 per share, exercisable for five years, which warrant also contains registration rights. Therefore, all of these 344,117 warrant shares have been included in this registration statement.

We issued the warrants to Comerica Bank in a private placement transaction pursuant to Section 4(2) under the Securities Act.

                                    EXHIBITS

The following exhibits are included as part of this Registration Statement on Form SB-2.

EXHIBIT NO.       DESCRIPTION

3.1.1             Articles of Incorporation of the Company (1)

3.1.2 Certificate of Amendment to Articles of Incorporation of the Company to Change Corporate Name (7)

3.1.3             Amended and Restated Articles of Incorporation of the Company
                  (8)

3.2               Bylaws of the Company (as amended and restated) dated November
                  10, 2005 (2)

4.1 Certificate of Designations authorizing and designating the rights and preferences of the Company's $0.001 par value shares of Series A Preferred Stock (8)

5.1 Opinion of Butzel Long re legality of securities being issued **

10.1 Ownership Exchange Agreement, dated January 17, 2005, between the Company, Family Home Health Services, LLC and Messrs. Ruark and Pilkington (3)

10.2 Purchase Agreement, dated July 1, 2005, by and between the Company and Messrs. Ruark and Pilkington (4)

10.3 Purchase Agreement and Addendum to Purchase Agreement, each dated July 1, 2005 by and between the Company and Home Care Partners, LLC (4)

10.4 Purchase and Sale Agreement dated April 5, 2006, between the Company, New PTRS, LLC, Coastal Health Care Solutions, LLC, Professional Therapy & Rehabilitation Services, LLC, Professional Therapy & Rehab Services, Inc., Nursing Solutions International, Inc., Marc Domb and David Kyle (5)

10.5 Agreement dated April 5, 2006 by and among Messrs. Ruark and Pilkington and Coastal Health Care Solutions, LLC, Professional Therapy & Rehabilitation Services, LLC and Professional Therapy & Rehab Services, Inc. (5)

10.6 Non-Competition Agreement, made as of April 5, 2006, by the Company, New PTRS, LLC, Coastal Health Care Solutions, LLC, Professional Therapy & Rehabilitation Services, LLC, Professional Therapy & Rehab Services, Inc. and Nursing Solutions International, Inc. (5)

10.7.1 Warrant to Purchase common stock issued by the Company to Comerica Bank on April 5, 2006(5)

10.7.2 Warrant to Purchase common stock issued by the Company to Comerica Bank on or about July 10, 2006 (8)

10.8 Security Agreement (All Assets), dated as of April 5, 2006, made by the Company in favor of Comerica Bank (5)

10.9.1 Loan Agreement between the Company and Comerica Bank with Master Revolving Note and Security Agreement all dated November 10, 2005 (2)

10.9.2 Amended and Restated Loan Agreement, including Term Note, between the Company and Comerica Bank dated April 5, 2006 (5)

10.10 Master Equipment Lease Agreement between the Company and US Express Leasing, Inc., dated January 16, 2006 (6)

11.1 Statement Regarding Computation of Per Share Earnings (See Notes to Consolidated Financial Statements, Note 1)

21                List of Subsidiaries *

23.1              Consent of Butzel Long (contained in Exhibit 5.1)

23.2              Consent of Rehmann Robson *
--------------
*     Filed herewith

**    To be filed by amendment to this registration statement.

(1) Incorporated by reference to the Registrant's Form 10-SB filed with the Commission on June 15, 2001 (File No. 000-32887).

(2) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 filed with the Commission on November 14, 2005 (File No. 000-32887).

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on March 16, 2005 (File No. 000-32887).

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on July 8, 2005 (File No. 000-32887).

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on April 11, 2006 (File No. 000-32887).

(6) Incorporated by reference to the Registrant's Form 8-K filed on February 1, 2006 (File No. 000-32887).

(7) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the Commission on May, 22 2006 (File No. 000-32887)

(8) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 filed with the Commission on July 10, 2006 (File No. 000-32887).

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

     (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act to any purchaser:

     (1) If the small business issuer is relying on Rule 430B:

          (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
               (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (2) If the small business issuer is subject to Rule 430C, include the following:

         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plymouth, State of Michigan on July 10, 2006.

                                  FAMILY HOME HEALTH SERVICES INC.

                                         By: /s/ Kevin R. Ruark
                                  ----------------------------------------
                                         Kevin R. Ruark,
                                         Chief Executive Officer and President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

     SIGNATURE                       CAPACITY IN WHICH SIGNED                        DATE
------------------------   ---------------------------------------------        --------------
/s/ Kevin R. Ruark         Director, Chairman, Chief Executive Officer          July 10, 2006
Kevin R. Ruark             and President (Principal Executive Officer)

/s/ James H. Pilkington    Director and Chief Development Officer               July 10, 2006
James H. Pilkington

/s/ James M. Mitchell      Chief Financial Officer (Principal Financial         July 10, 2006
James M. Mitchell          and Accounting Officer)

/s/ Vicki L. Welty         Director                                             July 10, 2006
Vicki L. Welty

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
----------     ----------------
5.1            Opinion of Butzel Long re legality of securities being issued **

21             List of  Subsidiaries *

23.1           Consent of Butzel Long (contained in Exhibit 5.1)

23.2           Consent of Rehmann Robson *
------------
*     Filed herewith

**    To be filed by amendment to this registration statement.